Exhibit 10.43

ASSET PURCHASE AGREEMENT

AMONG

JETBROADBAND VA, LLC,

HELICON CABLE COMMUNICATIONS, LLC,

JETBROADBAND WV, LLC

JETBROADBAND HOLDINGS, LLC,

HELICON CABLE HOLDINGS, LLC,

SHENTEL CABLE COMPANY

AND

SHENANDOAH TELECOMMUNICATIONS COMPANY

DATED AS OF APRIL 16, 2010

1.	DEFINED TERMS		1
2.	SALE AND PURCHASE OF ASSETS		13
	2.1	Agreement to Sell and Purchase	13
	2.2	Excluded Assets	14
	2.3	Assumed Liabilities	15
	2.4	Purchase Price.	15
	2.5	Indemnity Escrow	16
	2.6	Adjustments.	16
	2.7	Allocation of Purchase Price	17
	2.8	Excluded Liabilities	18
3.	REPRESENTATIONS AND WARRANTIES OF SELLERS		19
	3.1	Organization; Authority	19
	3.2	Capitalization; Ownership	19
	3.3	Authorization; Enforceability	19
	3.4	No Violation or Conflict	19
	3.5	Licenses	20
	3.6	Title, Condition and Sufficiency of Assets	20
	3.7	Real Property.	20
	3.8	Contracts	21
	3.9	Taxes	22
	3.10	Claims and Legal Actions	22
	3.11	Compliance with Laws	22
	3.12	Employees and Employee Benefit Plans Employees.	22
	3.13	Employee Benefits.	23
	3.14	Environmental Matters.	24
	3.15	FCC and Copyright Compliance.	25
	3.16	Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities.	27
	3.17	Intellectual Property	28
	3.18	Insurance	28

i

	3.19	[Intentionally Omitted].	28
	3.20	Transactions with Affiliates	28
	3.21	No Broker	28
	3.22	System Information; RGUS; Homes Passed.	28
	3.23	Accounts Receivable	29
	3.24	Solvency	29
	3.25	Disclaimer	29
4.	REPRESENTATIONS AND WARRANTIES OF BUYER		29
	4.1	Organization, Standing and Authority	29
	4.2	Authorization and Binding Obligation	29
	4.3	Absence of Conflicting Agreements	30
	4.4	Buyer Qualification	30
	4.5	Availability of Funds	30
	4.6	No Broker	30
5.	COVENANTS OF THE PARTIES		30
	5.1	Conduct of the Business of the Systems	30
	5.2	Access to Information	32
	5.3	Consents	33
	5.4	Taxes, Fees and Expenses	33
	5.5	Bonds, Letters of Credit, Etc	33
	5.6	Employee Matters.	34
	5.7	HSR Act Filing	35
	5.8	Financing	35
	5.9	Title Commitments and Surveys	35
	5.10	Environmental Matters	36
	5.11	Tax Matters.	36
	5.12	Financial Statements	36
	5.13	No Shopping	37
	5.14	Updated Schedules	37
	5.15	Notification of Certain Matters	37
	5.16	Lack of Consent for Transfer of Franchises	37

	5.17	Transition Planning	38
	5.18	Transition Services Agreement	38
	5.19	Use of Trademark. .	38
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLERS TO CLOSE.		38
	6.1	Conditions Precedent to Obligations of Buyer to Close	38
	6.2	Conditions Precedent to Obligations of Sellers to Close	40
7.	CLOSING AND CLOSING DELIVERIES.		41
	7.1	Closing	41
	7.2	Deliveries by Sellers	41
	7.3	Deliveries by Buyer	42
8.	TERMINATION.		42
	8.1	Method of Termination	42
	8.2	Rights Upon Termination.	43
	8.3	Section 8.2 and Article 10 survive termination of the Agreement.	44
9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.		44
	9.1	Survival of Representations and Warranties	44
	9.2	Indemnification by Sellers	45
	9.3	Indemnification by Buyer	45
	9.4	Limitations on Indemnification.	45
	9.5	Procedures	46
	9.6	Additional Limitations.	47
	9.7	Materiality	48
	9.8	Sole Remedy	48
	9.9	Claims Unaffected by Investigation	48
10.	MISCELLANEOUS.		48
	10.1	Notices	48
	10.2	No Assignment; Benefit and Binding Effect	49
	10.3	Governing Law/Consent to Jurisdiction	50

10.4	Waiver of Jury Trial	50
10.5	Headings	50
10.6	Gender and Number	50
10.7	Entire Agreement	50
10.8	Further Assurances	51
10.9	Waiver of Compliance; Consents	51
10.10	Severability	51
10.11	Counterparts	51
10.12	No Third Party Beneficiaries	51
10.13	Construction	52
10.14	Shentel Guarantee.	52
10.15	Company and Member Guarantee.	53
10.16	Specific Performance	54

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is dated as of April 16, 2010, by and among JetBroadband VA, LLC, a Delaware limited liability company, Helicon Cable Communications, LLC, a New York limited liability company, and JetBroadband WV, LLC, a Delaware limited liability company (collectively, “Sellers”) and Shentel Cable Company, a Virginia corporation (“Buyer”) and wholly-owned subsidiary of Shenandoah Cable Television Company, a Virginia corporation and a wholly-owned subsidiary of Shenandoah Telecommunications Company, a Virginia corporation (“Shentel”), solely for purposes of Section 10.14, Shentel, and solely for purposes of Section 10.15, Helicon Cable Holdings, LLC, a Delaware limited liability company (the “Company”) and JetBroadband Holdings, LLC, a Delaware limited liability company (the “Member”).

R E C I T A L S:

A.            Sellers are in the business of providing cable television, high speed data, voice  and other services to customers in Virginia and West Virginia (the “Business”) and own and operate cable television systems (each a “System” and collectively, the “Systems”) serving the communities identified on Schedule A.

B.             The Company owns all of the issued and outstanding membership interests of Sellers, and will therefore benefit from the transactions contemplated by this Agreement;

C.             The Member owns all of the issued and outstanding membership interests of the Company and will therefore benefit from the transactions contemplated by this Agreement.

D.             Sellers desire to sell, and Buyer wishes to purchase, all of the Assets (as defined below) for the price and on the terms and subject to the conditions hereinafter set forth.

A G R E E M E N T S:

In consideration of the above recitals and the covenants and agreements contained herein, Buyer and Sellers agree as follows:

1.             DEFINED TERMS

The following terms shall have the following meanings in this Agreement:

1.1           “2009 Audited Financials” means the Company’s audited consolidated balance sheet of the Company as of the fiscal year ended December 31, 2009, and the audited consolidated statements of operations and cash flows of the Company for the fiscal year then ended.

1.2           “Accounts Receivable” means the rights to payment for goods or services that are unpaid immediately prior to the Adjustment Time as reflected on the billing records of Sellers.

1.3           “Active Customers” means, as of any date of determination, the number of subscribers of the applicable service from any Seller, but excluding (i) any subscriber who is more than sixty (60) days Past Due in the payment of any amount in excess of $10 (or any subscriber who would be more than sixty (60) days Past Due in the payment of any such amount, but for the issuance of credits outside of the ordinary course of business consistent with past practice); (ii) any subscriber who has not paid at least one full month’s payment for the applicable service (after application of promotions and bundled discounts) no later than 90 days after Closing; (iii) any subscribers (A) pending disconnection for any reason (provided, that with respect to any pending disconnect for non-payment, only such subscribers that would be more than sixty (60) days Past Due at Closing will be deemed to be a pending disconnect) or (B) for which a service termination notice has been received, if any, in excess of those subscribers pending connection; and (iv) any subscribers that have been obtained after the date hereof by offers made, promotions conducted or discounts given other than those offers, promotions and discounts (X) set forth on Schedule 1.3 or which have substantially the same economic impact as the offers, promotions and discounts set forth on Schedule 1.3, (Y) in the ordinary course of business consistent with past practices in the operation of the Systems or (Z) approved by Buyer.

1.4           “Adjustment Time” means 12:01 a.m. on the Closing Date.

1.5           “Affiliates” of a Person means:  (i) any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person (with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or voting interests, by contract or otherwise); or (ii) any executive officer, director, manager or member; provided that with respect to the Sellers, the Company and the Member, “Affiliate” of such Person means any Person that is the Member and its direct or indirect subsidiaries.

1.6           “Agreement” means this Asset Purchase Agreement.

1.7           “Antitrust Division” has the meaning set forth in Section 5.7.

1.8           “Assets” has the meaning set forth in Section 2.1.

1.9           “Assumed Contracts” means all contracts, agreements, leases and licenses, written or oral, to which any Seller or the Company is a party, or which is binding on any Seller’s assets, including any amendments and other modifications thereto, which are (a) listed on Schedule 3.8, or (b) in effect on the date of this Agreement that are not required to be listed as Material Contracts on Schedule 3.8, or (c) were entered into between the date of this Agreement and the Closing as permitted by and subject to this Agreement and that are listed on the list of Material Contracts delivered by Sellers to Buyer pursuant to Section 5.14 or that by their terms would not be required to be listed as Material Contracts.

1.10         “Assumed Liabilities” means (i) Sellers’ obligations to subscribers of the Business for (a) the delivery of any service in the conduct of the Business to the subscribers of the Systems after Closing, (b) subscriber deposits held by Sellers as of Closing, which are refundable, to the extent included as a liability in the calculation of Net Working Capital, and (c) subscriber advance payments held by Sellers as of Closing, to the extent included as a liability in the calculation of Net Working Capital; (ii) all accrued liabilities of the Business to the extent included as a liability in the calculation of Net Working Capital; (iii) those obligations and liabilities attributable to, and arising with respect to, periods after Closing under the Assumed Contracts (other than the contracts that are Excluded Assets) and Governmental Permits, including any Assumed Contract that is a capital lease; (iv) other obligations and liabilities of Seller only to the extent included as a liability in the calculation of Net Working Capital; and (v) all obligations and liabilities arising out of Buyer’s ownership of the Assets or operation of the Systems attributable to, and arising with respect to, the period after Closing (subject to the limitations set forth in Section 9.2, other than any Seller Environmental Liabilities).

1.11         “Base Purchase Price” has the meaning set forth in Section 2.4.1.

1.12         “Basket Amount” has the meaning set forth in Section 9.4.1.

1.13         “Basic Services” means cable television programming sold to subscribers as a package, including broadcast and satellite service programming for which a subscriber pays a fixed monthly fee, but not including Pay TV.

1.14         “Business” has the meaning set forth in Recital A of this Agreement.

1.15         “Buyer” has the meaning set forth in the preamble of this Agreement.

1.16         [INTENTIONALLY OMITTED]

1.17         “Buyer’s Cure Period” has the meaning set forth in Section 8.1.3.

1.18         “Buyer Indemnitees” has the meaning set forth in Section 9.2.

1.19         “Claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for a breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

1.20         “Claimant” has the meaning set forth in Section 9.5.1.

1.21         “Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 7.

1.22         “Closing Date” means the date of the Closing specified in Section 7.1.

1.23         “Closing Form 8-K”  means the Current Report on Form 8-K of the Securities and Exchange Commission to be filed by Buyer to report under Items 2.01 and 9.01 thereunder the consummation of the transactions contemplated by this Agreement.

1.24         “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.25         “COBRA Obligations” has the meaning set forth in Section 5.6.6.

1.26         “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

1.27         “Commercial Video Subscriber” means, with respect to any System, any subscriber which is a Governmental Authority, bulk commercial account, such as a hotel, motel, hospital, apartment house and similar multiple dwelling unit, or other commercial account which receives at least broadcast basic cable service (either alone or in combination with any other service, including commercial high speed data and/or telephony) and which is billed on a bulk basis.

1.28         “Communications Act” means the Communications Act of 1934, as amended, including the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended, and the FCC’s rules and regulations, policies and published decisions thereunder, each as in effect from time to time.

1.29         “Company” has the meaning set forth in the preamble of this Agreement.

1.30         “Company Consents” has the meaning set forth in Section 3.4.

1.31         “Compensation Arrangement” means any plan, program, arrangement or agreement or policy other than an Employee Plan, whether written or unwritten, which provides to current or former employees, leased employees, consultants or agents, officers, directors of the Company or any Seller any present or future rights to compensation or other benefits, whether deferred or not, in excess of base salary or wages, including, but not limited to, any bonus or incentive plan, equity-based compensation plan, deferred compensation arrangement, change in control, retention, severance pay plan, vacation, sick leave, medical, death benefit, dental, life insurance, Section 125 of the Code “cafeteria” or “flexible” benefit, or any other material employee fringe benefit plan.

1.32         “Confidentiality Agreement” means that certain letter agreement dated September 30, 2008 by and between MCG Capital Corporation and Shentel.

1.33         “Consents” shall mean all consents, authorizations, permits, orders, licenses, certificates, approvals or declarations of or with, or filings with, notices or notifications to Governmental Authorities and other Persons.

1.34         “Copyright Act” means the Copyright Act of 1976, as amended, and the published rules and regulations and decisions of the United States Copyright Office thereunder, as in effect from time to time.

1.35         “Copyright Office” means the United States Copyright Office.

1.36         “Core Representations” has the meaning set forth in Section 9.1.

1.37         “Designated Employees” has the meaning set forth in Section 5.6.1.

1.38         “Digital Services” means an optional tier of digital programming services offered as a package by the Systems to their customers.

1.39         “Direct Claim” has the meaning set forth in Section 9.5.1.

1.40         “Effect” has the meaning specified in Section 1.86.

1.41         “Employee Plan” means any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which the Company or any Seller sponsors, maintains or contributes to or has any obligation to maintain or contribute to, for the benefit of any employees of the Company or any Seller.

1.42         “Enforceability Exceptions” means the exceptions or limitations to the enforceability of contracts or agreements under principles of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Legal Requirement affecting creditors’ rights and relief of debtors generally, and rules of law and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

1.43         “Environmental Claim” means any written claim or notice of any proceeding against the Company or any Seller before a Governmental Authority arising under or pertaining to any Environmental Legal Requirement or Hazardous Substance.

1.44         “Environmental Legal Requirement” means any Legal Requirement pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), the handling, storage, treatment or disposal of waste, including hazardous waste, and the handling, storage, manufacture, treatment or transportation of hazardous materials, or to the protection of public health and safety, or any other environmental matter (including the following statutes: (A) Clean Air Act (42 U.S.C. § 7401, et seq.); (B) Clean Water Act (33 U.S.C. § 1251, et seq.); (C) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (D) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (E) Safe Drinking Water Act (42 U.S.C. 300f, et seq.); (F) the Hazardous Materials Transportation Act; (G) the Federal Insecticide, Fungicide and Rodenticide Act and (H) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.).

1.45         “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Legal Requirements.

1.46         “Environmental Survey” has the meaning specified in Section 5.10.

1.47         “Equivalent Billing Units” or “EBUs” means, as of any date of determination, the sum of: (i) the number of Active Customers of the Systems that subscribe to either Basic Service or Expanded Basic Service in a single household (without duplication) and (ii) the number of Active Customers of the Systems that are Commercial Video Subscribers to either Basic Service or Expanded Basic Service (without duplication); provided, that the number of Active Customers of the Systems that are Commercial Video Subscribers shall be determined by dividing the gross bulk-rate revenue for Basic Service or Expanded Basic Service (but not revenues from tier or premium services, installation or converter rental or from any outlet or connection other than such customer’s first or from any pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such Commercial Video Subscribers during the most recent billing period ended prior to the date of calculation (but excluding billings in excess of a single month’s charge) by the applicable subscription rate for Basic Service and/or Expanded Basic Service for individual households within the System to which such Commercial Video Subscriber subscribes.

1.48         “ERISA” means Employee Retirement Income Security Act of 1974, as amended.

1.49         “Escrow Agent” means Branch Banking and Trust Company.

1.50         “Escrow Agreement” has the meaning specified in Section 2.5.

1.51         “Escrow Amount” has the meaning specified in Section 2.4.2.

1.52         “Excluded Liabilities” has the meaning set forth in Section 2.8.

1.53         “Excluded Assets” has the meaning specified in Section 2.2.

1.54         “Expanded Basic Services” means an optional tier of video services offered by a System to its customers other than Basic Services, a la carte tiers, premium services, digital video services, Pay TV, pay-per-view television, and Internet.

1.55         “FCC” means the Federal Communications Commission.

1.56         “FCC License” means any license, permit, registration, approval or authorization granted or issued by the FCC to the Sellers and used exclusively in the construction and/or operation of the Systems, including all amendments, modifications and renewals thereof; provided, however, the term “FCC License” shall not include any Franchise or Telecommunications Authorization.

1.57         “FCC Telecommunications Authorization” means an authorization granted or issued by the FCC to provide Telecommunications Services.

1.58         “Final Report” has the meaning specified in Section 2.6.3.

1.59         “Financial Statements” means (i) the Company’s consolidated audited balance sheets as of December 31, 2007, and the related consolidated statements of operations and cash flows for the year then ended, (ii) the Company’s consolidated audited balance sheets as of December 31, 2008 and the related consolidated statements of operations and cash flows for the year then ended and (iii) the 2009 Audited Financials.

1.60         “Franchise” means any franchise, permit, license, resolution, contract, certificate, agreement or similar authorization, or any amendment, modification or renewal thereof, granted or issued by a Franchising Authority, which are necessary or required to authorize the construction and operation of the Systems; provided, however, the term “Franchise” shall not include any FCC License or Telecommunications Authorization.

1.61         “Franchising Authority” means any Governmental Authority which has issued a Franchise relating to the operation of any Systems.

1.62         “FTC” has the meaning set forth in Section 5.7.

1.63         “GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of any date of determination.

1.64         “Governmental Authority” means any United States federal, state, commonwealth, territorial, local (including county or municipal) or foreign governmental, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality or commission or any court of any of the same.

1.65         “Governmental Order” means any statute, rule, regulation, order, decree, judgment, writ, injunction, stipulation or determination issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

1.66         “Governmental Permits” means all Franchises, FCC Licenses, Telecommunications Authorizations and all other Licenses that are required and held for use in the operation of the Systems, including all amendments, modifications and renewals thereof.

1.67         “Guarantors” means, collectively, Shentel, the Member and the Company.

1.68         “Hazardous Substance” means any pollutant, contaminant, hazardous or toxic substance, material, constituent or waste or any pollutant or any release thereof that is labeled or regulated as such by any Governmental Authority pursuant to an Environmental Legal Requirement, including, to the extent so labeled or regulated, electromagnetic fields, mold, petroleum or petroleum compounds, radioactive materials, asbestos or any asbestos-containing material, or polychlorinated biphenyls or that poses a hazard to human health, safety, natural resources, employees or the environment.

1.69         “High Speed Internet Services” means Internet services and backbone connectivity services offered by the Systems to their customers through a cable modem and cable modem termination system.

1.70         “Hired Employees” has the meaning set forth in Section 5.6.1.

1.71         “HSI Subscribers” means, as of any date of determination, the number of Active Customers of the Systems who subscribe for High Speed Internet Services, including residential and commercial high speed internet, fiber and WAN services.

1.72         “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.73         “Indemnifying Party” has the meaning specified in Section 9.5.1.

1.74         “Indemnity Escrow” has the meaning set forth in Section 2.5.

1.75         “Insurance Costs” means any direct actual costs incurred by a Claimant in connection with any Third Party Reimbursement received by a Claimant, including any deductibles (without duplication), retroactive or retrospective actual premium adjustments to the extent relating to the applicable Loss.

1.76         “Intellectual Property” means patents, patent applications, trademarks, service marks, trade names, service names, logos, copyrights, trade secrets, domain names, URLs, copyrightable materials, logos, trade secrets, software, source codes, object codes, proprietary information, technical information and data, machinery and equipment warranties, maps, computer disks and tapes, plans, diagrams, blueprints and schematics and other intellectual property rights (any goodwill associated with any of the foregoing), applied for, issued to, transferred to, or owned by any Seller or under which any Seller is licensed or franchised or which are used or held for use in connection with the Business, together with any additions thereto between the date of this Agreement and the Closing Date.

1.77         “Interim Financial Statements” has the meaning set forth in Section 5.12.

1.78         “IRS” means the United States Internal Revenue Service.

1.79         “Knowledge of Seller,” “to Sellers’ Knowledge,” and words of similar import shall mean the knowledge of Bill Barbour, Tony Barlage, Dan Nofs, Melvin Bryant and George Psyllos after reasonable due inquiry.

1.80         “Leased Real Property” has the meaning set forth in Section 3.7.2.

1.81         “Legal Requirement” means, as in effect on any date of determination, applicable common law or any applicable statute, permit, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Authority, including any applicable Governmental Order.

1.82         “Licenses” means permits, licenses, variances, exemptions and approvals issued by any Governmental Authority (other than the Franchises and Telecommunications Authorizations).

1.83         “Liens” means claims, liabilities, mortgages, liens, pledges, conditions, rights of first refusal, options to purchase, charges or encumbrances of any nature whatsoever.

1.84         “Liquidated Damages” has the meaning set forth in Section 8.2.3.

1.85         “Losses” has the meaning set forth in Section 9.2.

1.86         “Management Agreement” has the meaning set forth in Section 5.16.

1.87         “Management Period” has the meaning set forth in Section 5.16.

1.88         “Material Adverse Effect” means any event, condition, change, occurrence, development, circumstance, effect or state of facts (each, an “Effect”) that, individually or in the aggregate with any such other Effect, (a) prevents any Seller from consummating the transactions contemplated by this Agreement or performing its obligations under this Agreement, or (b) is materially adverse to the assets, properties, operations, business, financial condition or results of operations of the Business, taken as a whole, except for any such Effect arising out of, resulting from or attributable to (i) the transactions contemplated by this Agreement or other actions required to be taken or not to be taken by this Agreement or taken with Buyer’s written consent, (ii) any federal, state, local or foreign governmental actions, including proposed or enacted legislation or regulatory changes, except to the extent such changes or legislation disproportionately affect (relative to other participants in the industry in which Sellers operate) the Business, (iii) changes in GAAP, except to the extent such changes disproportionately affect (relative to other participants in the industry in which Sellers operate) the Business, (iv) conditions generally applicable to the industry in which Sellers operate, except to the extent such conditions disproportionately affect (relative to other participants in the industry in which Sellers operate) the Business, (v) changes in conditions in the United States or global economy or capital, credit or financial markets generally, except to the extent such changes disproportionately affect (relative to other participants in the industry in which Sellers operate) the Business, and (vi) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing as of the date hereof.

1.89         “Material Contract” means any contract, agreement, lease or license which: (i) provides for annual obligations on the part of any Seller in excess of $100,000 individually, or more than $250,000 in the aggregate; (ii) contains noncompetition covenants limiting the Company’s or any Seller’s right to engage in any line of material business in any material geographic area or to compete with any Person; (iii) is an employment, consulting (or other personal services by an independent contractor), sales, commissions, or severance Assumed Contract, including contracts to employ executive officers and other contracts with officers or directors of such Person; (iv) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of the Company or any Seller); (v) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, the Company or any Seller; (vi) is a Real Property Lease; (vii) is a lease or agreement under which the Company or any Seller is a lessor of or permits any other Person to hold or operate any Real Property or material Personal Property, owned or controlled by the Company or any or any Seller; (viii) is a license or other agreement of the Company or any of its Subsidiaries relating to the use of material Intellectual Property, except for any of the foregoing related to the use of generally available off-the-shelf computer software; (ix) is a collective bargaining agreement to which the Company or any Seller is a party; (x) is a joint venture or partnership agreement or a limited liability company operating agreement to which the Company or any Seller is a party; (xi) is a pension, profit sharing, option, employee stock purchase, stock appreciation right, phantom stock option or other plan of the Company or any Seller providing for deferred or other compensation to employees or any other employee benefit plan, or any contract with any labor union; (xii) is a contract or agreement under which the Company or any Seller has advanced or loaned, or agreed to advance or loan, any other Person in any amount; (xiii) is a general power of attorney or other similar Assumed Contract of the Company or any Seller; (xiv) is a contract with any Affiliate of the Company other than the Sellers; or (xv) is a franchise or similar agreement with a Franchising Authority (except in all cases other than any contract, agreement, lease or license that is an Excluded Asset).

1.90         “Member” has the meaning set forth in the preamble of this Agreement.

1.91         “Net Working Capital” means as of the Adjustment Time (a) the value of all current assets (excluding cash and cash equivalents), of the Sellers, on a consolidated basis, as of the Adjustment Time, less (b) the amount of all current liabilities (excluding (1) any amounts relating to the Payoff Amount and indebtedness (including fees, expenses and any interest relating thereto) and (2) any current liabilities due to Seller Employees or with respect to any Seller Employees) on a consolidated basis, of the Sellers as of the Adjustment Time, determined in each case in accordance with GAAP and the accounting policies and practices of the Sellers (to the extent not inconsistent with GAAP), less (c) liabilities with respect to any capital leases of the Business that are listed on Schedule 3.8 (excluding for purposes of this clause (c) the current portion of such liabilities included under clause (b)), and less (d) any current liability associated with any Excluded Asset.  For the avoidance of doubt, for purposes of calculating Net Working Capital, Accounts Receivable shall be valued at an amount equal to their respective face values, less the amount reserved (in accordance with past practices) for bad debt.

1.92         “Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person.

1.93         “Owned Real Property” has the meaning set forth in Section 3.7.1.

1.94         “Parties” means Buyer and each Seller, collectively, and “Party” means each of Buyer and each Seller, individually.

1.95         “Past Due” shall mean any subscriber account, payment on which has not been made one day after the due date of the period to which the billing relates.

1.96         “Payoff Amount” means the aggregate amount set forth in the Payoff Letters.

1.97         “Payoff Letters” means letters from each of the Company’s senior and subordinated lenders and the Member’s subordinated lenders setting forth the amounts required to satisfy all indebtedness for borrowed money, notes payable, letters of credit or similar facilities, including all principal, interest, default interest, penalties prepayment penalties, premiums and make-whole amounts in respect thereof to such lenders as of the Closing.

1.98         “Pay TV” means premium programming services selected by and sold to subscribers on an a la carte and/or bundled price basis for monthly fees in addition to the fee for Basic Services.

1.99         “Permitted Encumbrances” means any of the following liens or encumbrances:  (i) landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and for which adequate reserves have been established or being contested in good faith; (ii) statutory liens or other encumbrances that are minor or technical defects in title; (iii) leased interests in property leased to third parties; (iv) restrictions set forth in, or rights granted to Franchising Authority as set forth in, the Franchise, or any other Governmental Authority or applicable Legal Requirements relating thereto; (v) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor under a license, (vi) zoning, building or similar restrictions relating to or affecting property; (vii) immaterial imperfections of title; or (viii) liens listed on Schedule B (all of which shall be released and discharged as of Closing).

1.100       “Person” means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

1.101       “Personal Property” means all of the tangible and intangible personal property (other than personal property that is an Excluded Asset) used in connection with the ownership and operation of the Systems, including Governmental Permits, the Assumed Contracts, the Accounts Receivable, customer premise equipment and related spare parts, subscriber lists and billing records of the Company and Sellers relating to the Systems, motor vehicles, office furnishings and office equipment plus such additions thereto and deletions therefrom as permitted by Section 5.1 of this Agreement between the date hereof and the Closing Date.

1.102       “Preliminary Report” has the meaning specified in Section 2.6.2.

1.103       “Present Fair Salable Value” means with respect to a Person the amount that may be realized if its aggregate assets (including goodwill) were sold in one or more transactions on a going concern basis each with reasonable promptness in an arm’s length transaction between a willing buyer and a willing seller, neither being under a compulsion to buy or sell, under ordinary conditions for the sale of comparable business enterprises.

1.104       “Purchase Price” has the meaning specified in Section 2.4.1.

1.105       “Real Property” means all of the real property interests of the Company and Sellers used in connection with the ownership and operation of the Systems including fee interests in Owned Real Property (together with the buildings and other improvements located thereon), leasehold interests in Leased Real Property, easements, licenses, rights to access, rights-of-way and other real property interests that are owned or leased by the Company or any Seller and used as of the date hereof in the business or operations of the Systems.

1.106       “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

1.107       “RGUs” means the sum of EBUs, HSI Subscribers and Telephony Subscribers.

1.108       “Seller Employees” has the meaning set forth in Section 3.12.1.

1.109       “Seller Environmental Liabilities” means liabilities and obligations of any Seller under Environmental Legal Requirements arising from facts, circumstances or conditions occurring prior to the Closing Date, whether asserted before or after the Closing Date.

1.110       “Seller Indemnitees” has the meaning set forth in Section 9.3.

1.111       “Sellers” has the meaning set forth in the preamble of this Agreement, and “Seller” shall mean any one of the Sellers.

1.112       “Seller Expenses” has the meaning set forth in Section 8.2.3.

1.113       [INTENTIONALLY OMITTED]

1.114       “Sellers’ Cure Period” has the meaning set forth in Section 8.1.2.

1.115       “Shentel” has the meaning set forth in the preamble of this Agreement.

1.116       “Solvent” means when used with respect to any Seller, that, as of the Closing Date, its Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date.

1.117       “State Regulatory Authority” means any state Governmental Authority with authority over the provision of Telecommunications Service.

1.118       “State Telecommunications Authorization” means an authorization granted or issued by a State Regulatory Authority to provide Telecommunications Services.

1.119       “Surveys” has the meaning set forth in Section 5.9.

1.120       “System” or “Systems” has the meaning set forth in Recital A of this Agreement.

1.121       “Tangible Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by the Company or any Seller and used or held for use in the conduct of the business or operations of the Systems.

1.122       “Target Working Capital” is Zero Dollars ($0).

1.123       “Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes of any kind whatsoever, including any interest, penalty (including any penalty for failure to file a Tax Return) or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

1.124       “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any associated schedules, attachments or amendments.

1.125       “Telecommunications Authorization” means any FCC Telecommunications Authorization or State Telecommunications Authorization that authorizes the provision of international, interstate or intrastate Telecommunications Services over the Systems; provided, however, the term “Telecommunications Authorization” shall not include any Franchise or FCC License.

1.126       “Telecommunications Service” shall have the meaning set forth in Section 3(46) of the Communications Act as of the date of this Agreement, 47 U.S.C. Section 153(46).

1.127       “Telephony Subscriber” means, as of any date of determination, the number of Active Customers of the Systems who subscribe for any level of circuit-switched or VoIP telephony service.

1.128       [INTENTIONALLY OMITTED]

1.129       “Third Party Claim” has the meaning set forth in Section 9.5.1.

1.130       “Third Party Reimbursement” has the meaning set forth in Section 9.6.1.

1.131       “Title Commitments” has the meaning set forth in Section 5.9.

1.132       “Transaction Documents” means this Agreement and the Escrow Agreement.

1.133       “Transaction Proposal” has the meaning set forth in Section 5.13.

1.134       “Transfer Taxes” has the meaning set forth in Section 5.4.

1.135       “TSA” has the meaning set forth in Section 5.18.

1.136       “Unclaimed Escrow Amount” means, as of any date of determination, an amount equal to the Indemnity Escrow, minus (a) the amount of the Indemnity Escrow released in accordance with Section 2.5 prior to such date of determination, (b) any amount of the Indemnity Escrow released to Buyer in satisfaction of a claim by a Buyer Indemnitee pursuant to Section 9.2, and (c) the amount of any outstanding and unpaid indemnification claim made pursuant to, and in compliance with, Section 9.2 (whether disputed or undisputed).

2.             SALE AND PURCHASE OF ASSETS

2.1           Agreement to Sell and Purchase.  Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, assign and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from such Seller on the Closing Date, all of such Seller’s right, title and interest in the real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, wheresoever situated or located, used, useful or held for use in connection with the conduct of the Business or operation of the Systems (other than the Excluded Assets), including the following (collectively, the “Assets”), free and clear of all Liens, other than Permitted Encumbrances:

2.1.1        all Personal Property, including the Tangible Personal Property, relating to the Systems;

2.1.2        the Real Property;

2.1.3        all Franchises and other Governmental Permits;

2.1.4        all Accounts Receivable;

2.1.5        all Assumed Contracts;

2.1.6        all then existing customer records and other records of every kind, books, documents, files, accounts receivable information and credit history and customer lists to the extent permitted under Legal Requirements;

2.1.7        all Intellectual Property relating to the Systems, including filings with the FCC;

2.1.8        all training materials, manuals, technical documents and other information relating to the Systems;

2.1.9        all prepaid expenses, charges and deposits paid by Sellers or any Affiliate of Sellers prior to the Closing Date relating to the operation of the Systems to the extent included as an asset in the calculation of Net Working Capital;

2.1.10      all goodwill associated with the Business; and

2.1.11      the proceeds of all outstanding property and casualty insurance claims as of Closing with respect to any Assets to the extent that any Asset with respect to such claim has not been repaired or replaced as of Closing or payment has not been rendered by a Seller with respect to such repair or replacement, except to the extent included in Net Working Capital.

2.2           Excluded Assets.  Notwithstanding Section 2.1, the Assets shall not include any of the following (the “Excluded Assets”), all rights, titles and interests which are retained by Sellers:

2.2.1        Subject to Section 2.1.12, insurance policies of Sellers and rights and claims thereunder (including any refund of premiums);

2.2.2        bonds, letters of credit, surety instruments, and other similar items;

2.2.3        cash and cash equivalents;

2.2.4        any rights under any contract governing or evidencing an obligation for borrowed money, other than capital leases listed on Schedule 3.8;

2.2.5        all claims with respect to the Business for the period prior to Closing (including claims for refunds or Taxes);

2.2.6        each Seller’s Tax, corporate, personnel and financial records that are not primarily related to the operation of the Systems;

2.2.7        intercompany receivables and any advances to Affiliates, including advances to any employee of the Member, Company or Sellers;

2.2.8        personnel records and Member’s, Company’s and Sellers’ financial records subject to Section 5.19;

2.2.9        all items of Tangible Personal Property consumed or disposed of in the ordinary course of business between the date of this Agreement and the Closing Date;

2.2.10      the employee benefit plans and arrangements of the Company or any Seller and any and all assets associated therewith;

2.2.11      all rights of the Sellers under this Agreement and any other agreement, certificate, instrument or other document executed and delivered by Sellers in connection with the transactions contemplated hereby;

2.2.12      all bank and other depository accounts of Sellers;

2.2.13      any Real Property leased or owned and not located in the Commonwealth of Virginia or the State of West Virginia;

2.2.14      all rights of the Sellers to equity ownership interests in CoBank;

2.2.15      any off-the-shelf office computer software that is not transferable; and

2.2.16      the rights, assets, and properties described on Schedule 2.2.

2.3           Assumed Liabilities.  At Closing, Buyer shall assume, and shall agree to pay, perform and discharge the Assumed Liabilities.  Other than the Assumed Liabilities, Buyer shall not assume, and shall not have any responsibility for, any liabilities or obligations of any Seller, the Company or Member.

2.4           Purchase Price.

2.4.1        As consideration for the transfer of the Assets, Buyer shall pay the Sellers One Hundred Forty Eight Million and No/100ths Dollars ($148,000,000.00) (the “Base Purchase Price”), as adjusted in accordance with Section 2.6 (the Base Purchase Price, as so adjusted, the “Purchase Price”).

2.4.2        The Purchase Price will be paid at Closing as follows: (a) Ten Million Dollars ($10,000,000.00) (the “Escrow Amount”) will be delivered by Buyer to the Escrow Agent (as provided in Section 2.5) by wire transfer of immediately available funds in accordance with written instructions delivered by the Escrow Agent at least three (3) days prior to Closing, (b) the Payoff Amount will be delivered by Buyer by wire transfer of immediately available funds in accordance with the respective wire instructions set forth in the Payoff Letters, and (c) the balance of the Purchase Price will be paid by the Buyer to the Sellers, by wire transfer of immediately available funds in accordance with written instructions delivered by the Sellers at least three (3) days prior to Closing.

2.5           Indemnity Escrow.  The Escrow Amount shall be deposited in escrow with the Escrow Agent pursuant to the terms of that certain escrow agreement in the form of Exhibit A attached hereto (the “Escrow Agreement”).  At Closing, Buyer and Sellers shall execute and deliver the Escrow Agreement and use commercially reasonable efforts to cause the Escrow Agent named therein to execute and deliver the Escrow Agreement.  The Escrow Amount plus any interest or earnings thereon (the “Indemnity Escrow”) will be available to satisfy any amounts owed by Sellers to Buyer or the Buyer Indemnitees pursuant to Section 9.2 and in accordance with the terms of this Agreement and the Escrow Agreement.  Fifty percent (50%) of the Unclaimed Escrow Amount shall be released by the Escrow Agent to the Sellers on the six (6) month anniversary of the Closing Date.  Fifty percent (50%) of the Unclaimed Escrow Amount remaining after the distribution on the sixth month anniversary of the Closing Date shall be released by the Escrow Agent to the Sellers on the twelve (12) month anniversary of the Closing Date and the remaining Unclaimed Escrow Amount shall be released in full on the eighteen (18) month anniversary of the Closing Date.  Any remaining Indemnity Escrow that the Sellers thereafter becomes entitled to receive under the terms of this Agreement and the Escrow Agreement shall thereafter be released in accordance with the Escrow Agreement.

2.6           Adjustments.

2.6.1        The Base Purchase Price shall be decreased by the amount Net Working Capital is less than Target Working Capital.

2.6.2        At least three (3) business days prior to the Closing, Sellers will deliver to Buyer the data and work papers (the “Preliminary Report”), showing in reasonable detail the Sellers’ good faith estimate of the Net Working Capital, the other adjustments to be made in accordance with this Section 2.6 and the Purchase Price based thereon, and any documentation substantiating Sellers’ calculation of Net Working Capital and the other adjustments proposed in the Preliminary Report.  The parties shall negotiate in good faith to resolve any dispute related to such calculation within three (3) business days of the Sellers’ delivery of the Preliminary Report; provided, however, if the parties are unable to reach agreement within such three (3) business day period with respect to any such dispute, the parties will nevertheless proceed to Closing, subject to the terms and conditions set forth herein, utilizing the information contained in the Preliminary Report and the calculation of the Purchase Price set forth therein.  If the parties are able to reach agreement within such (3) business day period with respect to any such dispute, the Base Purchase Price shall be adjusted in accordance with such agreement, and the parties will proceed to Closing, subject to the terms and conditions set forth herein, utilizing the information contained in the Preliminary Report as so adjusted and the calculation of the Purchase Price set forth therein.  A sample Preliminary Report, reflecting adjustments made to the Base Purchase Price that would be required as if the Closing Date were February 28, 2010 is attached hereto as Schedule 2.6.2.

2.6.3        Within 60 days after the Closing Date, Buyer shall deliver to the Sellers the data and work papers (the “Final Report”), showing in reasonable detail Buyer’s good faith calculation of the Net Working Capital and the other adjustments made in accordance with this Section 2.6 and the final Purchase Price based thereon.  If the Sellers dispute any matter or item set forth in the Final Report, the Sellers may, within 30 days after receipt of the Final Report, provide to Buyer a written statement of such disputes.  Buyer and the Sellers shall use good faith efforts to jointly resolve such disputes within 30 days after Buyer’s receipt of the Sellers’ written statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review.  If Buyer and the Sellers cannot resolve such disputes to their mutual satisfaction within such 30-day period, Buyer and the Sellers shall, within the following 10 days, jointly engage an independent public accounting firm jointly selected by them to review the Final Report together with the Sellers’ statement of disputes and any other relevant documents.  In the event that Buyer and Sellers cannot agree on an independent public accounting firm during such timeframe, then each of Buyer, on the one hand, and Sellers, on the other hand, shall select an independent public accounting firm within 10 days of the end of such 10 day period, which two firms in turn shall select a third independent public accounting firm within in 10 days of their selection and such third independent public accounting firm shall be jointly engaged by Buyer and Sellers within 10 days of its selection.  In the event that the two firms fail to agree on a third independent public accounting firm within the 10-day period, then each shall choose 2 independent public accounting firms and out of such 4 firms one shall be randomly selected from a hat, and such selected independent public accounting firm shall be jointly engaged by Buyer and Sellers within 10 days of selection.  The parties agree that the foregoing independent public accounting firm shall not be one that is regularly engaged by Buyer or the Sellers.  Such independent public accounting firm shall calculate the Net Working Capital and the other adjustments using the items included in the Final Report which are not disputed by Buyer and Sellers and shall make its own determination of any item which is disputed by Buyer and Sellers, but otherwise in accordance with the provisions of this Agreement; provided, however, in no event shall any such determination by such firm be higher or lower than the respective amount therefor proposed by Buyer and Sellers.  The determination of such firm shall be accompanied by a certificate of such firm that its determination was prepared in accordance with this Agreement with respect to such dispute.  Such firm shall report its conclusions as to such disputes and its determination of Net Working Capital and the Purchase Price based thereon pursuant to this Section 2.6 no later than 30 days after it is engaged by the Sellers and Buyer, which determination shall be conclusive on all parties to this Agreement and not subject to further dispute or judicial review.

2.6.4        The fees and expenses (including any related indemnity obligation to such independent public accounting firm) of such independent public accounting firm shall be borne one-half by Buyer and one-half by the Sellers.  If, after adjustment as appropriate with respect to the Purchase Price and/or the Net Working Capital, Buyer or the Sellers are determined to owe an amount to the other, the appropriate party shall pay such amount to the other by wire transfer of immediately available funds within five (5) business days after receipt of such determination.

2.7           Allocation of Purchase Price.  Buyer and Sellers shall, within 180 days following Closing (subject to the resolution of any unusual contingencies), agree to an allocation of the Purchase Price.  The parties agree to (i) file Forms 8594 with their respective federal income tax returns for the Tax year in which the Closing Date occurs in a manner consistent with such allocation, and (ii) not take a position on any Tax Return that is inconsistent with the terms of any such allocation without the written consent of the other party.  The parties shall promptly advise each other of the existence of any Tax audit or litigation related to any allocation hereunder.

2.8           Excluded Liabilities.  Specifically, and without in any way limiting the generality of Section 2.3, the Assumed Liabilities shall not include, and in no event shall Buyer assume, agree to pay, discharge or perform, and Sellers shall continue to be responsible for, any and all liabilities and obligations of Sellers other than the Assumed Liabilities (the “Excluded Liabilities”), including all liabilities:

2.8.1        attributable to or arising out of the conduct of the Business prior to the Closing, except to the extent included in Net Working Capital;

2.8.2        of any Seller or of the Member or the Company, for the payments of wages, benefits or earned vacation to employees of such Person and under or relating to any Employee Plan of such Person, including any liability of such Person to make any payment or payments to any other Person thereunder as a result of the transactions contemplated hereby (including any employee severance or similar liability), whether or not such liability arises prior to, on or following the Closing Date;

2.8.3        for any and all indebtedness relating to the Business that exists on the Closing Date, except for capital lease obligations related to any Assumed Contracts;

2.8.4        relating to, resulting from, or arising out of Claims based on violations of Legal Requirements or actions taken or that occurred, in each case, prior to the Closing except to the extent included in Net Working Capital;

2.8.5        arising from any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure to the extent relating to any act or omission occurring on or prior to the Closing, including all liabilities relating to any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure set forth on Schedule 3.10 and Schedule 3.12.5;

2.8.6        pertaining to any Excluded Asset;

2.8.7        arising or incurred in connection with the negotiation, preparation and execution hereof and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Sellers, subject to Schedule 5.4;

2.8.8        any and all liabilities for (i) Taxes of Seller, (ii) Taxes that relate to the Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

2.8.9        interest and penalties related to any payment obligations to third parties assumed by Buyer for which payment was delinquent at the date of Closing;

2.8.10      subject to the limitations set forth in Section 9.2, that are Seller Environmental Liabilities;

2.8.11      relating to or arising in respect of the employment by Sellers of the Seller Employees, including all liabilities that are incurred in or attributable to any period during which such employees are employed by any Seller; and

2.8.12      relating to or arising in respect of any matter disclosed on Schedule 3.9, Schedule 3.10 and Schedule 3.11.

3.             REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Buyer as follows:

3.1           Organization; Authority.  Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its formation, and has all requisite limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  Each Seller is qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the assets owned, leased or used by it or the nature of its activities makes such qualification necessary, except where the failure to so qualify has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Buyer has been provided true and correct copies of the Organizational Documents of each Seller, each as in effect on the date hereof.

3.2           Capitalization; Ownership.  Except as disclosed on Schedule 3.2.1, there are no options, warrants or other rights to subscribe for or purchase any limited liability company membership interests of any of Sellers, or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any limited liability company membership interests of the Sellers, nor is any of Sellers committed to issue any such option, warrant or other right.  The Company owns all of the outstanding limited liability company interests in each of the Sellers.

3.3           Authorization; Enforceability.  The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of each Seller.  This Agreement has been (and each other Transaction Document to be executed by any Seller at or prior to the Closing will be) duly and validly executed and delivered by such party and, assuming the due authorization, execution and delivery thereof by Buyer, constitutes (or will constitute) a valid and binding obligation of each Seller, enforceable against such Person in accordance with its terms, subject to the Enforceability Exceptions.

3.4           No Violation or Conflict.  Except for, and subject to the receipt of, the Consents disclosed on Schedule 3.4 (collectively, the “Company Consents”), the execution, delivery and performance by each of the Sellers of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (with or without notice or lapse of time or both): (a) do not require any Consent of any Governmental Authority; (b) do not violate or result in a breach of any provision of the respective Organizational Documents of such Person; (c) do not violate, conflict with, or result in a breach of any Legal Requirement to which any Seller is bound; (d) do not conflict with, violate, constitute grounds for termination, modification, amendment, or cancellation of, or loss of any benefits or rights under, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, or give rise to any obligation of any Seller to make payment under, any (i) Assumed Contract, or (ii) License to which any Seller is bound; and (e) do not and will not result in the creation of any Liens, upon any Seller’s assets, other than Permitted Liens, except, in the case of clauses (c) and (d) of this Section 3.4, that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5           Licenses.  Schedule 3.5 lists, as of the date hereof, all material Licenses that are required and held for use in the conduct of the Business and operations of the Systems as currently conducted as of the date hereof.  Copies of such Licenses have been provided to Buyer.  Such Licenses constitute all material Licenses that are necessary to enable any Seller to carry on the Business.  All such Licenses are valid, binding and in full force and effect in all material respects.  No proceedings are pending or, to the Seller’s Knowledge, threatened, to revoke, terminate or cancel any of such Licenses.  Except as set forth on Schedule 3.11, each Seller is in full compliance with all of the terms and requirements of each such Licenses in all material respects and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a material failure to comply with any material term or material requirement of any such License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or material modification of any such License.  No Seller has received any notice or other communication (in writing) from any Governmental Authority or any Person, regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any such License, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or material modification of any such License.  Notwithstanding any other provision of this Agreement, Buyer acknowledges and agrees that no representations or warranties are being given by any Seller, the Company or the Member with respect to the Communications Act, the Copyright Act or FCC matters in this Section 3.5.

3.6           Title, Condition and Sufficiency of Assets.  The Sellers have good and valid title to, or a valid and enforceable leasehold interest in, or other valid rights to use, the Assets, free and clear of all Liens, other than Permitted Encumbrances.  All items of Tangible Personal Property which, individually or in the aggregate, are material to the operation of the Business are in adequate operating condition for their respective present uses and operation, ordinary wear and tear excepted.  Except with respect to any services provided by the Sellers pursuant to the TSA and except with respect to the Excluded Assets, the Assets are all the assets necessary  to permit Buyer to conduct the Business substantially as it is being conducted on the date of this Agreement.

3.7           Real Property.

3.7.1        Schedule 3.7.1 lists all Real Property owned by any Seller and used exclusively in the operation of the Systems and located in the Commonwealth of Virginia or the State of West Virginia (“Owned Real Property”).  Except as set forth in Schedule 3.7.1, a Seller has good and marketable title in fee simple to such premises and all buildings, improvements and fixtures thereon, free and clear of all Liens, other than Permitted Encumbrances.

3.7.2        Schedule 3.7.2 lists all leases (copies of which have been delivered to Buyer) of Real Property used in the operation of the Systems and located in the Commonwealth of Virginia or the State of West Virginia (the “Leased Real Property”).  No Seller is in breach in any material respect of any lease identified on Schedule 3.7.2 and, to the Knowledge of Sellers no other party to any such lease is in breach thereof.  All tenant fixtures and improvements owned or leased by the Company or any Seller and located on Leased Real Property are in adequate operating condition for their respective present uses and operation, ordinary wear and tear excepted.  There does not exist any actual (or, to the Knowledge of Sellers, threatened) condemnation or eminent domain proceedings, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any Owned Real Property or any part thereof, and no Seller has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.  Except as set forth on Schedule 3.7.2, there are no Assumed Contracts entered into by any Sellers, granting to any Person other than the Company or any Seller, the right to occupy any Owned Real Property or, to any Seller’s Knowledge, any Leased Real Property.

3.7.3        There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Owned Real Property or, to the Sellers’ Knowledge, the Leased Real Property that prohibits or materially interferes with the current use of the Owned Real Property or the Leased Real Property.

3.7.4        All material permits required for the occupancy and operation of the Owned Real Property and Leased Real Property as presently being used by Sellers have been obtained and are in full force and effect, and, as of the date hereof, no Seller has received any notices of material default or material violations in connection with such items.

3.7.5        Sellers have paid all Taxes, assessments, or other charges payable by any of them with respect to the Owned Real Property or the Leased Real Property.

3.8           Contracts.  Schedule 3.8 lists, as of the date hereof, each of the Material Contracts, except for subscription agreements for the delivery of any service to subscribers in Virginia and West Virginia in the conduct of the Business, the form of which, as in effect on the date hereof, is attached to Schedule 3.8.  The Company has made available to Buyer true, correct and complete copies of all Material Contracts.  Except as set forth on Schedule 3.8, each Material Contract is in full force and effect (subject to expiration at the end of its current term) and is valid, binding and enforceable upon the Seller which is a party thereto and, to the Knowledge of the Sellers, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions.  Except as disclosed on Schedule 3.8, the Seller which is a party thereto is in compliance in all material respects with, and not in material default under, the terms of each Material Contract, and to the Knowledge of the Sellers, as of the date hereof, each other party to each Material Contract is in compliance in all material respects with, and not in material default under, the terms of such Material Contract.

3.9           Taxes.  Except as set forth on Schedule 3.9:

3.9.1        Sellers have filed with the appropriate taxing authorities when due all Tax Returns required to be filed by them and all such Tax Returns were correct and complete in all material respects.

3.9.2        Sellers have timely paid all Taxes due and payable with respect to the Systems and their operations other than those Taxes being disputed in good faith by appropriate proceedings, which have been properly accrued or paid.

3.9.3        All monies required to be withheld by Sellers in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party for Taxes have been collected or withheld and either timely paid to the respective Tax authority or set aside in accounts for such purpose.

3.9.4        No Seller is a party to any Tax allocation or sharing agreement, nor do they have any liability for the Taxes of any Person as a transferee or successor, by contract, or otherwise.

3.9.5        Sellers have, at all times since their organization, been classified as disregarded entities for federal income tax purposes, and none of them has made an election to be classified as an association that is subject to federal income taxation as a corporation.

3.10         Claims and Legal Actions.  Except for any investigations and rule-making proceedings affecting the cable industry or telecommunications industry generally, and except as identified on Schedule 3.10, as of the date hereof, there is (i) no Governmental Order against any Seller, and (ii) no claim, action, suit, proceeding or arbitration in progress or pending, or to the Knowledge of the Sellers, threatened against any Seller or the Assets, in each case, other than routine disputes undertaken in the ordinary course of business consistent with past practice.

3.11         Compliance with Laws.  Except as set forth on Schedule 3.11, the ownership, leasing and use of the Assets as they are currently owned, leased and used, and the conduct of the Business as it is currently conducted, comply in all material respects with all applicable Legal Requirements.  Since September 1, 2007, no Seller has received any written notice of the material violation of any Legal Requirement by any Seller.  Notwithstanding any other provision of this Agreement, Buyer acknowledges and agrees that no representations or warranties are being given by any Seller, the Company or the Member with respect to the Communications Act, the Copyright Act or FCC matters in this Section 3.11.

3.12         Employees and Employee Benefit Plans Employees.

3.12.1       Schedule 3.12.1 lists as of the date hereof all of the employees of Sellers engaged in the operation of the Business, including the names and positions of each such employee, the hourly wage or salary information, bonus opportunity and accrued vacation for such employees and their respective dates of hire.  Each employee set forth on Schedule 3.12.1 who is employed by Seller immediately prior to the Closing and each additional employee who is hired to perform services for any Seller following the date hereof who is employed by any Seller immediately prior to the Closing shall be referred to herein as a “Seller Employee” and, collectively, as the “Seller Employees.”

3.12.2      Except as disclosed on Schedule 3.12.2, the employment of all Seller Employees is terminable at will by Sellers without any penalty or severance obligation incurred by Sellers.

3.12.3      Except as set forth on Schedule 3.12.3, as of the date hereof, there is not pending or, to the Knowledge of the Sellers, threatened in writing against any Seller, any labor dispute, strike or work stoppage that affects or interferes with the operation of any Seller, and to the Knowledge of the Sellers, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to any Seller Employees.  No Seller has experienced any strike, work stoppage or other similar significant labor difficulties within the twenty-four (24) months preceding the date of this Agreement.

3.12.4      Except as set forth on Schedule 3.12.4 hereto, as of the date hereof, (i) no Seller is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers any Seller Employees or former Seller Employees, (ii) no Seller has agreed to recognize any union or other collective bargaining unit with respect to any Seller Employees, and (iii) no union or other collective bargaining unit has been certified as representing any Seller Employees.

3.12.5      Except as set forth on Schedule 3.12.5, as of the date hereof, there are no pending or, to the Knowledge of Sellers, threatened in writing, proceedings, complaints, claims, disputes, investigations or charges relating to any alleged violation of any Legal Requirement pertaining to labor relations or employment matters relating to any Seller Employees or former Seller Employees.

3.13         Employee Benefits.

3.13.1      List of Benefit Plans.  All of the Employee Plans and Compensation Arrangements are listed on Schedule 3.13.1.  Except as disclosed on Schedule 3.13.1, no Seller sponsors, maintains or contributes to or has any obligation to maintain or contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to any Employee Plan or Compensation Arrangement.  Sellers have made available to Buyer true and correct copies of the Employee Plans and Compensation Arrangements (or to the extent no such copy exists, or an Employee Plan or a Compensation Arrangement is not in writing, a materially accurate written description of the material terms thereof) with their related trust, if applicable, and amendments.

3.13.2      Compliance.  Except as disclosed on Schedule 3.13.2, (i) each Employee Plan or Compensation Arrangement has been established and operated in compliance with its own terms and in material compliance with the requirements of all applicable Legal Requirements, including ERISA and the Code, (ii) there exists no suit or claim pending, or to the Knowledge of the Sellers, threatened in writing with respect to any Employee Plan or Compensation Arrangement (other than routine claims for benefits in the ordinary course), and (iii) all required contributions to or in respect of each Employee Plan or Compensation Arrangement have been timely made.

3.13.3      Liabilities.  Except as disclosed on Schedule 3.13.3, with respect to each Employee Plan or Compensation Arrangement, there does not currently exist any condition or event, and no condition or event is reasonably expected to occur, that could subject, directly or indirectly, Buyer to any material liability, contingent or otherwise, or to the imposition of any Liens on the Assets under ERISA or the Code.  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has a determination letter application pending with the IRS, or is entitled to rely on a favorable opinion letter issued by the IRS, and to the Knowledge of the Sellers no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.  No Employee Plan is subject to Title IV of ERISA.

3.13.4      Additional Payments.  Except as disclosed on Schedule 3.13.4, the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any Seller Employees to any payment, (ii) increase the amount of compensation due to any Seller Employee, (iii) accelerate the time of vesting of any compensation, stock incentive or other benefit or (iv) result in any “parachute payment” under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

3.13.5      Post-Retirement Benefits.  Except as disclosed on Schedule 3.13.5, no Seller has any obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Seller Employee or former Seller Employee beyond his or her retirement or other termination of service other than (i) coverage under COBRA, or (ii) disability benefits under any employee welfare plan that have been fully provided for by insurance.

3.14         Environmental Matters.

(a)           Except as disclosed on Schedule 3.14(a), each Seller’s operations comply in all material respects with all applicable Environmental Legal Requirements and no Seller has any material liability with respect to any Real Property under Environmental Legal Requirements.

(b)           Except as disclosed on Schedule 3.14(b), no Seller has used any Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances, except for such uses of Hazardous Substances (e.g., cleaning fluids, solvents and other similar substances) that are customary in the maintenance and operation of businesses similar to the Business and in amounts or under circumstances that would not reasonably be expected to give rise to material liability for remediation.

(c)           Except as disclosed on Schedule 3.14(c), no Environmental Claim has been filed or issued or, to the Knowledge of the Sellers, threatened against any Seller.

(d)           Except as set forth in Schedule 3.14(d), each Seller possesses and is in material compliance with all Environmental Permits required under such Environmental Legal Requirements to operate the Business as it presently operates.  A true, correct and complete list of all such Environmental Permits is set forth in Schedule 3.14(d)

(e)           Except as set forth in Schedule 3.14(e), all such Environmental Permits are transferable and none requires consent, notification or other action to remain in full force and effect following the Closing.

(f)            Except as set forth in Schedule 3.14(f), there has been no Release of Hazardous Substances by Sellers at, on, under or from the Real Property and, to the Knowledge of Sellers, there are no other facts, circumstances or conditions, existing, initiated or occurring prior to the Closing Date, that have or will result in liability under Environmental Legal Requirements.

(g)           Except as set forth in Schedule 3.14(g), no Seller has received any written communication from a third party, including a Governmental Authority, alleging that Sellers’ conduct of the Business is in material violation of or that Sellers have Liability under any Environmental Legal Requirements, which allegation is not fully resolved.

(h)           Except as set forth in Schedule 3.14(h), no Seller has received any written notification alleging that it is liable for or requesting information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or a similar state statute, concerning any Release or threatened Release of Hazardous Substances at any location used in connection with the Business, which is not fully and finally resolved.

(i)            Except as set forth on Schedule 3.14(i), to the Knowledge of Sellers, none of the following is present at the Real Property: (i) underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Substances; (ii) any dump or landfill or other unit for the treatment or disposal of Hazardous Substances; (iii) PCBs; (iv) toxic mold; (v) lead-based materials, the presence of which constitutes a violation of applicable Environmental Legal Requirements; or (vii) asbestos-containing materials, the presence of which constitutes a violation of applicable Environmental Legal Requirements.

(j)            Sellers have furnished to Buyer copies of all environmental assessments, reports, audits and other documents in its possession that relate to Sellers’ compliance with Environmental Legal Requirements in connection with the Business or the environmental condition of the Real Property.

3.15          FCC and Copyright Compliance.

(a)           Except as provided in Schedule 3.15(a), each Seller’s operation of its Systems is in compliance in all material respects with the applicable provisions of the Communications Act and the Copyright Act.  No Seller has received written notice claiming a violation by such Seller or the Business of any Legal Requirements applicable to the Systems or the Business as it is currently conducted.

(b)           Each Seller is permitted under all applicable Legal Requirements, including the Communications Act and the Copyright Act, to distribute the video programming and other information that it currently makes available to the customers of its Systems.   Each Seller is permitted under all applicable Legal Requirements, including the Communications Act, to utilize all frequencies generated by the operation of its Systems, and, where required, is licensed to operate all the facilities required by applicable Legal Requirements to be licensed by the FCC.  Each Seller has delivered to Buyer complete and correct copies of all written notices and requests from the FCC or the United States Copyright Office relating to such Seller’s operation of the Systems during the period of such Seller’s ownership of the Systems and any FCC-licensed or registered facility used in conjunction with Sellers’ operation of the Systems that have been received by Sellers.  All reports, fees, filings, applications and other submissions of Sellers to the FCC and to the Copyright Office are true and correct in all material respects.  As of the date hereof, no written requests have been received by Seller, during the period of Seller’s ownership of the Systems, from the FCC or the United States Copyright Office challenging or questioning the right of Seller’s operation of any System or any FCC-licensed or registered facility used in conjunction with Seller’s operation of any System.

(c)           The Sellers make no representation or warranty with respect to the effect of the cable television industry-wide dispute concerning music licensing fees.

(d)           Except as set forth on Schedule 3.15(d), each Seller has submitted to the FCC, all material filings with respect to the Systems and the Business, including cable television registration statements, current annual reports, aeronautical frequency usage notices, and current cumulative leakage index reports, that are required under the Communications Act.  Each System is in material compliance with signal leakage criteria prescribed by the FCC, is in material compliance with the must-carry and retransmission consent provisions of the Communications Act, as well as with all provisions or terms in each Seller’s must-carry elections or retransmission consent agreements.

(e)           All necessary United States Federal Aviation Administration approvals have been obtained and all related notifications have been submitted and are effective with respect to the height and location of towers included in the Assets and all FCC antenna structure registrations have been filed with respect to such towers.

(f)            Except as set forth on Schedule 3.15(f), the notice contemplated by Section 626 of the Communications Act has been timely filed with respect to all System franchises included in the Governmental Permits that expire within thirty months following the date of this Agreement.

(g)           Schedule 3.15(g) lists, as of the date hereof, the stations within the Systems that have elected must-carry or retransmission consent status pursuant to the Communications Act.  Except as described on Schedule 3.15(g), each station carried by the Systems is carried pursuant to a written retransmission consent agreement, written must-carry election or other written programming agreement, copies of which have been delivered to Buyer.

(h)           Schedule 3.15(h) lists, as of the date hereof, all material FCC Licenses and Telecommunications Authorizations that are required and held for use in the conduct of the Business and operations of the Systems as currently conducted as of the date hereof.  Copies of such FCC Licenses and Telecommunications Authorizations have been provided to Buyer.  Such FCC Licenses and Telecommunications Authorizations constitute all material FCC Licenses or Telecommunications Authorizations that are necessary to enable any Seller to carry on the Business as currently conducted as of the date hereof.  All such FCC Licenses and Telecommunications Authorizations are valid, binding and in full force and effect in all material respects.  No proceedings are pending or, to the Seller’s Knowledge, threatened, to revoke, terminate or cancel any of such FCC Licenses or Telecommunications Authorizations.  Except as set forth on Schedule 3.15(h), each Seller is in full compliance with all of the terms and requirements of each such FCC Licenses and Telecommunications Authorizations in all material respects and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a material failure to comply with any material term or material requirement of any such FCC License or Telecommunications Authorization, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or material modification of any such FCC License or Telecommunications Authorization.  No Seller has received any notice or other communication (in writing) from any Governmental Authority or any Person, regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any such FCC License or Telecommunications Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or material modification of any such FCC License and Telecommunications Authorization.

3.16         Financial Statements; Absence of Certain Changes; No Undisclosed Liabilities.

3.16.1      Attached to Schedule 3.16.1 are true and complete copies of the Financial Statements.  The Financial Statements have been prepared from, and are in accordance, in all material respects, with, the books and records of the Company.  The Financial Statements including the footnotes thereto: (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered; and (ii) fairly present in all material respects the financial position of the Company and its Subsidiaries and the results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis, in each case, as of the date thereof and for the periods presented therein.

3.16.2      Except as set forth on Schedule 3.16.2, since December 31, 2009 through the date hereof, (i) there has been no event, change or circumstance with respect to any Seller that has had, or would reasonably be expected to have, a Material Adverse Effect; and (ii) each Seller has carried on and operated the Business in the ordinary course.

3.16.3      Except as set forth on Schedule 3.16.3, no Seller has any material liabilities or obligations of any kind or nature, whether known or unknown, absolute or contingent, accrued or unaccrued, which are Assumed Liabilities and which would be required to be disclosed on a balance sheet prepared in accordance with GAAP, except for Assumed Liabilities  (a) which are reflected or reserved for in the Financial Statements, (b) which are included in the calculation of Net Working Capital or (c) which are current liabilities incurred in the ordinary course of business since December 31, 2009.  No Seller has any off-balance sheet arrangements (as such term is defined in Regulation S-K, Item 303), except to the extent otherwise set forth in the footnotes to the Financial Statements.

3.17         Intellectual Property.  Except as set forth on Schedule 3.17, Sellers have good and valid title to, or license or otherwise have the valid right to use all Intellectual Property used in the operation of the Systems, free and clear of all Liens, other than Permitted Encumbrances.  Schedule 3.17 sets forth, as of the date hereof, all patents, federally registered trademarks and service marks and registered copyrights, and any pending applications therefor, and any Internet domain names held by Sellers and used, useful or held for use in the operation of the Business.  No Seller has, as of the date hereof, received any written notice alleging that any Seller has violated any Intellectual Property rights of any other Person.  Except as set forth on Schedule 3.17, no Seller is infringing upon the Intellectual Property rights of any other Person nor, to the Knowledge of the Sellers, as of the date hereof, is any third party infringing upon the Intellectual Property rights of any Seller.  Notwithstanding any other provision of this Agreement, Buyer acknowledges and agrees that no representations or warranties are being given by any Seller, the Company or the Member with respect to the Communications Act, the Copyright Act or FCC matters in this Section 3.17.

3.18         Insurance.  Schedule 3.18 lists all insurance policies now in force and held or owned by any Seller relating to the Assets, the Systems or the operation of the Business, specifying the insurer, the amount of and nature of coverage, and the risk insured against.  No Seller has been refused or denied renewal of any insurance coverage or received any written correspondence thereof.

3.19         [Intentionally Omitted].

3.20         Transactions with Affiliates.  Except as disclosed on Schedule 3.20, no Seller is currently a party to any Assumed Contract with the Member or any Affiliate of Member, or directors or officers of the Member or any such Affiliates (other than the Company and Sellers).

3.21         No Broker.  Except as set forth on Schedule 3.21, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Sellers in connection with this Agreement or the transactions contemplated by this Agreement or is entitled to any payment in connection herewith or therewith which, in either case, would result in any obligation or liability on the part of Buyer.

3.22         System Information; RGUS; Homes Passed.

(a)           Schedule 3.22(a) sets forth a true and accurate description of the following information relating to each System by headend and/or franchise, as applicable, in each case, as of the date hereof:

(i)            a list of the Basic Services, Digital Services, High Speed Internet Services and other services (e.g., Expanded Basic Services, Pay TV and a la carte services available from the Systems), and the rates charged by Sellers for each such service (excluding pass-throughs and other charges) provided by the Systems;

(ii)           the stations and signals carried by the Systems and the channel position of each such signal and station;

(iii)          the approximate total number of miles of cable plant of the Systems; and

(iv)          the bandwidth capacity of the Systems specified in Mhz and the number of channels activated throughout the Systems.

(b)           As of March 15, 2010, (a) the aggregate number of RGUs, (b) the aggregate number of HSI Subscribers, (c) the aggregate number of Telephony Subscribers, and (d) the aggregate number of EBUs, in each case, was no less than the amount set forth in Schedule 3.22(b).

(c)           Except as set forth on Schedule 3.22(c) and other than direct broadcast satellite services providers and the certificated local exchange carrier, as of the date hereof, to Sellers’ Knowledge, other than the Systems, there are no other providers of cable television services that have constructed, or publicly announced plans to construct, plants for the provision of cable television services within the service areas of the Systems.

3.23         Accounts Receivable.  All of each Seller’s existing Accounts Receivable relating to the Systems represent valid obligations of customers of such Seller arising from bona fide transactions entered into in the ordinary course of business.  Schedule 3.23(a) sets forth such Seller’s existing Accounts Receivable as of the date specified on Schedule 3.23(a), together with an aging report for such Accounts Receivable, as of such date.

3.24         Solvency.  Sellers are Solvent.

3.25         Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 3, OR ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED BY ANY SELLER PURSUANT TO THIS AGREEMENT, INCLUDING THE OTHER TRANSACTION DOCUMENTS, NO SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, ANY WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS OF ANY ASSET FOR A PARTICULAR PURPOSE OR WITH RESPECT TO ANY PROJECTIONS OR FUTURE PERFORMANCE OF THE SYSTEMS, THE COMPANY OR THE SELLERS.

4.             REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1           Organization, Standing and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is qualified to conduct business as a foreign corporation in all jurisdictions where qualification is required.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder.

4.2           Authorization and Binding Obligation.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer.  This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery thereof by each of the Sellers, this Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

4.3           Absence of Conflicting Agreements.  Subject to obtaining the Company Consents, the execution, delivery and performance of this Agreement by Buyer will not: (i) require the consent, approval, permit or authorization of, or declaration to or filing with any Governmental Authority, or any other third party;  (ii) violate the certificate of incorporation or bylaws of Buyer; (iii) violate any material law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality binding on Buyer; or (iv) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, in all such cases, such that Buyer could not perform hereunder and acquire or operate the Assets.

4.4           Buyer Qualification.  Buyer knows of no reason why it cannot become the owner of the Assets pursuant to the Franchises, and to Buyer’s Knowledge, Buyer has the requisite qualifications to own and operate the Systems.

4.5           Availability of Funds.  Buyer will have available at the Closing sufficient funds to enable it to consummate the transactions contemplated hereby.

4.6           No Broker.  Except as set forth on Schedule 4.6, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated by this Agreement or is entitled to any payment in connection herewith or therewith which, in either case, would result in any obligation or liability on the part of any Seller.

5.             COVENANTS OF THE PARTIES

5.1           Conduct of the Business of the Systems.  Except as contemplated by this Agreement, as set forth on Schedule 5.1 or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing Date, Sellers shall operate the Systems in the ordinary course of business in accordance with past practices.  Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 or except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), each Seller shall, to the extent applicable:

(a)           not sell, lease, assign, transfer or otherwise dispose of any of the Assets;

(b)           use commercially reasonable efforts to maintain relations and goodwill generally with suppliers, customers, distributors and others having business relations with Sellers;

(c)           comply in all material respects with all Legal Requirements applicable to Sellers, and keep in full force and effect in all material respects all Governmental Permits applicable to Sellers;

(d)           use commercially reasonable efforts to keep in full force and effect the insurance policies (comparable in amount and scope) covering Sellers and the Systems as of the date hereof;

(e)           not (i) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets except for acquisitions of inventory and the purchase of raw materials, supplies and equipment in the ordinary course of business consistent with past practice; or (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances or incur any other indebtedness for borrowed money that would be outstanding as of the Closing and an Assumed Liability;

(f)            use commercially reasonable efforts to maintain the Assets in adequate operating condition for their respective present uses and operation, ordinary wear and tear excepted;

(g)           deliver to Buyer, within 30 days following the end of each calendar month, all financial statements, financial reports, and other related information that are prepared in the ordinary course of business for regular review by executive management of any Seller;

(h)           deliver to Buyer, within 10 days following the end of each calendar month,  true and complete copies of monthly subscriber reports and subscriber account receivable aging reports with respect to the operation of the Business; and

(i)            not mortgage, pledge or otherwise subject to any Lien other than Permitted Encumbrances, any of the Assets;

(j)            not adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(k)           not make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions on its income Tax Returns, or the classifications of its existing property and assets, for any taxable period ending on or after December 31, 2009, in each case, to the extent such action could materially adversely affect Buyer after Closing, and not deviate from the federal depreciation schedules for its property and assets, except in either case as may be required by Legal Requirement or the IRS;

(l)            not make any change in any method of accounting or accounting practice or policy other than those required by GAAP or applicable Legal Requirement;

(m)           not implement any material increase or decrease in the rates charged to the subscribers of the Systems or make any material changes in programming or give any notices to subscribers or local authorities concerning any material changes in rates or programming, or make any commitment regarding changes in or continuation of rates or programming, except as obligated pursuant to applicable Legal Requirement or Material Contracts and other than marketing and promotional activities in the ordinary course of business, consistent with past practice;

(n)           continue to implement its procedures for disconnecting and discontinuance of service to subscribers whose accounts are delinquent, in accordance with past practice;

(o)           not enter into, modify, renew or amend an Assumed Contract that would be a Material Contract, except in the ordinary course of business consistent with past practice; and

(p)           not agree or commit to do any action prohibited by this Section 5.1.1.

5.2           Access to Information.  Subject to the Confidentiality Agreement, each Seller shall allow Buyer and its authorized representatives reasonable access upon reasonable advance notice and at Buyer’s expense during normal business hours to the Sellers and their respective properties, equipment, books, records, Governmental Permits, Assumed Contracts, documents and key personnel for the purpose of inspection, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to unreasonably interfere with the operations of the Sellers’ business, nor shall Buyer contact or otherwise discuss the transactions described herein with any franchisor, vendor, customer, Seller Employee (subject to Section 5.6 hereof) or any other party, except upon the Sellers’ prior approval (not to be unreasonably withheld, conditioned or delayed).  From and after the Closing, Buyer and Sellers shall afford to each other, and their respective counsel, accountants and other authorized agents and representatives, including any Party’s appraiser of the Assets, during normal business hours reasonable access to the employees, books, records and other data relating to the Company, Sellers and the Systems in its possession with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any such party or Person or its Affiliates, (b) for the preparation of Tax Returns and audits, (c) the determination of the Net Working Capital, (d) such other matters as may be reasonably necessary for the operation of the Systems following Closing and (e) to comply with any post-Closing covenants in this Agreement, including the allocation of the Purchase Price pursuant to Section 2.7.  Neither Buyer nor Sellers shall dispose of, alter or destroy any such materials without giving 45 days’ prior written notice to the other Party so that such Party may, at its expense, examine, make copies or take possession of such materials.  The primary point of contact of the Sellers for any post-Closing access by Buyer shall be George Psyllos and the primary point of contact of Buyer for any post-Closing access by Sellers shall be Adele Skolits; provided that either Sellers or Buyer may change such designation by written notice (which may come in the form of an email) to the other party’s primary point of contact.

5.3           Consents.  Following the execution hereof, the Sellers shall make applications to the Franchising Authority and other third parties whose Consents are listed on Schedule 3.4 and required for the consummation of the transaction contemplated hereby and shall otherwise use their commercially reasonable efforts to obtain the Consents listed on Schedule 3.4 as expeditiously as possible.  Following the execution hereof until the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1, the Parties shall use their commercially reasonable efforts to obtain as expeditiously as possible the Company Consents.  Notwithstanding anything to the contrary contained herein, in no event shall any Seller be required, as a condition of obtaining such Consents, to expend any monies on, before or after the Closing Date (other than professional fees and expenses incurred in connection with the efforts to obtain such Consents, the applicable customary transfer fee and its administrative costs and expenses, which shall be paid prior to Closing), or to offer or grant any accommodations or concessions or to offer or grant any accommodations or concessions materially adverse to the Business; provided, that the Company and its Subsidiaries may grant, and Buyer hereby agrees to accept, accommodations and concessions to obtain any such Consents that are customary and commercially reasonable.  Buyer shall use its commercially reasonable efforts to promptly assist Sellers and shall take such prompt and affirmative actions as may reasonably be necessary in obtaining such Consents, and, except as set forth in the immediately preceding sentence, in no event shall Buyer be required, as a condition of obtaining any such Consent to expend any monies on, before or after the Closing, or to offer or grant any accommodations, concessions, changes or conditions materially adverse to the Business (including any amendment, modification, supplement or change to any Franchise or Assumed Contract to which any such Consent related), and in no event shall any Seller agree to (a) the payment of any amount by Buyer after Closing or, (b) except as set forth in the immediately preceding sentence, any accommodation, concession, charge or condition to any Assumed Contract or Franchise to which such Consent relates attributable to the period after Closing in connection with obtaining any such Consents that Buyer would not be required to accept pursuant to this Section 5.3.  Buyer agrees that it shall not, prior to the Closing, without the prior written consent of the Sellers, seek amendments or modifications to any Franchise.

5.4           Taxes, Fees and Expenses.  Except as provided in Schedule 5.4, the Sellers and the Buyer shall each pay one-half (1/2) of all sales, use, transfer and similar Taxes (“Transfer Taxes”) arising out of or payable by reason of the transactions contemplated herein or the fees arising in connection with the filings described in Section 5.7.  Sellers shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes.  Sellers’ preparation of any such Tax Returns shall be subject to Buyer’s approval (which approval shall not be unreasonably withheld, conditioned or delayed).  Except as specifically provided herein, including in Schedule 5.4, each Party shall pay its or their own expenses incurred in connection with the authorization, preparation, negotiation, execution, delivery and performance of this Agreement and the other Transaction Documents, including all fees and expenses of its counsel, accountants, agents and other representatives.

5.5           Bonds, Letters of Credit, Etc.  Buyer shall use commercially reasonable efforts to execute and deliver all documents to insure that on the Closing Date Buyer has delivered such bonds, letters of credit, indemnity agreements and similar instruments in such amounts and in favor of such Franchising Authority and other persons requiring the same in connection with the Governmental Permits to the extent they are reasonable and customary in the industry for similarly situated cable system operators in terms of size and financial and operating qualifications.

5.6           Employee Matters.

5.6.1        Effective as of the Closing Date, Buyer shall offer employment to substantially all of the Seller Employees who are employed in Virginia and West Virginia immediately prior to the Adjustment Time (the “Designated Employees”).  Not later than 30 days prior to the Closing Date, Buyer shall notify Sellers in writing of any Seller Employees to whom Buyer does not plan to offer employment in accordance with the previous sentence.  Any Designated Employee to whom Buyer has made an offer of employment and who has accepted such offer of employment (each, a “Hired Employee”) shall be subject, from and after the Closing, to the policies established from time to time by Buyer with respect to employment and employee benefits; provided, however, that Buyer shall offer each such Designated Employee an annualized base salary or hourly rate of pay that is no less than that paid by any Seller as of the date of this Agreement.  Nothing in this Agreement will be deemed to prevent or restrict in any way the right of the Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, compensation, benefits or terms or conditions of employment of such employees.  Sellers shall terminate the employment of the Hired Employees as of 11:59 p.m. on the day before the Closing Date.  Seller shall be responsible for any liability arising under the Worker Adjustment and Retraining Notification Act of 1988 and other similar statutes or regulations of any jurisdiction with respect to any termination of employment of any Seller Employee.

5.6.2        Sellers shall pay to the Seller Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions profit sharing, vacation, sick pay and other compensation or benefits to which the Seller Employees are entitled up to the date before the Closing Date and for any payments that are triggered as a result of the Closing and/or the termination of such Designated Employees’ employment with Sellers (including severance payments).  No Seller shall, without the prior written consent of Buyer, change the compensation or benefits of any Designated Employees, other than in the ordinary course of business consistent with past practice.

5.6.3        Sellers shall be responsible for maintenance and distribution of benefits accrued under any Employee Plan pursuant to the provisions of such plans.  Buyer assumes neither any liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any Employee Plan.

5.6.4        All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of any Seller or arising under any Legal Requirement affecting Seller Employees incurred on or before the Closing, or resulting or arising from events or occurrences occurring or commencing on or prior to the Closing, shall remain the responsibility of Sellers, whether or not such employees become Hired Employees.  Buyer shall have and assume no obligation or liability under or in connection with any such plan.

5.6.5        Notwithstanding anything to the contrary in this Section 5.6, Buyer shall (i) permit the Hired Employees and the Hired Employees’ spouses and dependents to participate in Buyer’s employee benefit plans (other than any defined benefit plans) to the same extent as Buyer’s similarly situated employees and their dependents; (ii) to the extent permitted under Buyer’s employee benefit plans, waive any waiting periods with respect to any of Buyer’s medical, dental or vision insurance employee benefit plans; and (iii) not subject any Hired Employee to any limitations on benefits for pre-existing conditions under its employee benefit plans, including any group health and disability plans.

5.6.6        Effective as of the Closing, Buyer shall assume responsibilities and obligations for continuation coverage under COBRA (the “COBRA Obligations”) and any state continuation coverage requirements with respect to the Hired Employees and their beneficiaries solely with respect to COBRA “qualifying events” that occur after a Seller Employee becomes a Hired Employee.  Except as provided in the immediately preceding sentence, Sellers shall retain responsibility and liability for COBRA Obligations.  Buyer shall provide no incentive, directly or indirectly, for any Hired Employee to elect COBRA coverage under any group health plan of Sellers.

5.6.7        Subsequent to Closing, Hired Employees’ vested account balances shall be payable to them from Sellers’ 401(k) plan in accordance with its terms.  Buyer shall accept rollovers of cash and of promissory notes that relate to loans made to Hired Employees from Sellers’ 401(k) plan, if any.

5.7           HSR Act Filing.  As soon as practicable after the execution of this Agreement, but in any event no later than fifteen (15) business days after such execution (subject to extension for a period of up to an additional fifteen (15) business days, if reasonably necessary for a party to complete its notification and report if not filed by the expiration of such fifteen (15) business day period), the Parties will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act.  The Parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) for additional information or documentation and use commercially reasonable efforts to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters.  The Parties shall use commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters.

5.8           Financing.  Without limiting the Buyer’s obligation to consummate the transactions contemplated hereby, subject only to the conditions specified in Section 6.1, the Buyer shall use commercially reasonable efforts to obtain financing in connection with the consummation of the transactions contemplated by this Agreement in an amount that will be sufficient to pay the Purchase Price hereunder at the Closing and shall use its commercially reasonable efforts to consummate such financing.

5.9           Title Commitments and Surveys.  Buyer may order at its own expense (i) commitments for owner’s or lender’s or leasehold title insurance policies (the “Title Commitments”) on any parcel of Real Property owned or leased by the Company or any Seller, and (ii) an ALTA survey (the “Surveys”) on any parcel of Owned Real Property for which a title insurance policy is to be obtained certified to Buyer and the Title Company.  Sellers shall cooperate, at Buyer’s sole cost and expense, in all commercially reasonable respects with Buyer in obtaining the Title Commitments and Surveys; provided that no Seller shall be required to provide any representation or warranty that would be more extensive than the representations and warranties provided by Sellers herein.

5.10         Environmental Matters.  Subject to the Confidentiality Agreement, Buyer may, at its expense, obtain environmental surveys commonly known as Phase I environmental surveys, conducted by an environmental company with respect to all Leased Real Property and Owned Real Property (each, an “Environmental Survey”), and Sellers shall cooperate with Buyer, in all commercially reasonable respects and at Buyer’s sole cost and expense, in obtaining such Environmental Surveys, including granting Buyer and Buyer’s representatives access to such properties for purposes of obtaining such surveys and reports, subject to Buyer’s agreement to commercially reasonable indemnification and liability arrangements; provided that Buyer shall provide Sellers with reasonable advance written notice of the date(s) on which Buyer desires access to the Leased Real Property and Owned Real Property.

5.11         Tax Matters.

5.11.1           Sellers shall timely file all Tax Returns required to be filed by them when due on or before the Closing Date.

5.11.2           Buyer, on the one hand, and Sellers, on the other hand, shall provide the other party, at the expense of the requesting party, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes.

5.12         Financial Statements.  Sellers shall, at Sellers’ expense, prepare and deliver to Buyer on or before the Closing Date the Company’s unaudited consolidated balance sheets of the Company as of the end of the applicable interim fiscal periods, and the unaudited consolidated statements of operations and cash flows of the Company for the applicable interim fiscal periods  (the “Interim Financial Statements”).  The Interim Financial Statements delivered pursuant to this Section 5.12 shall be in accordance with the representations and warranties in Section 3.16.  Sellers shall use their reasonable best efforts to cause the Company’s independent public accountants to furnish their consent to the inclusion of the auditor’s reports of the Company’s accountants in any applicable filings of Buyer required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules of the Securities Exchange Commission promulgated thereunder.  From the date hereof until the Closing, Seller shall, at Seller’s expense, prepare and deliver to Buyer the unaudited balance sheets of the Company and the related statements of operations and cash flows of the Company for the month ended March 31, 2010 and for each month thereafter, within twenty-five (25) days after the end of each such month if such month is the end of a calendar-quarter and otherwise within thirty (30) days after the end of each such month.  Sellers shall use commercially reasonable efforts to cooperate with and assist Buyer and Buyer’s accountants, at Buyer’s expenses, with Buyer’s preparation of any financial statements of Sellers required by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules of the Securities Exchange Commission promulgated thereunder.

5.13         No Shopping.  During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Sellers shall not, directly or indirectly, through any officer, director, employee, representative, Affiliate or agent, (a) take any action to solicit, initiate, encourage or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving the Sellers, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to herein as a “Transaction Proposal”), (b) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Transaction Proposal, or (c) agree to approve or recommend any Transaction Proposal.  Sellers shall notify Buyer within 48 hours after receipt by any Seller of any Transaction Proposal or any request for nonpublic information in connection with a Transaction Proposal or for access to the properties, books or records of the Company or any Seller by any Person that informs the Sellers that it is considering making, or has made, a Transaction Proposal. Sellers shall, and shall cause their respective officers, directors, employees, representatives, Affiliates or agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Transaction Proposal.

5.14         Updated Schedules.  Not less than five (5) days prior to Closing, Sellers may deliver to Buyer revised copies of the Schedules to this Agreement which may be updated to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Sellers’ representations and warranties and covenants in this Agreement, all references to the Schedules shall mean the version of the Schedules attached to this Agreement on the date of this Agreement.  Not less than five (5) days prior to Closing, Sellers shall deliver to Buyer a list of all Material Contracts entered into by Sellers between the date of this Agreement and the Closing Date.

5.15         Notification of Certain Matters.  Until the Closing, each Party shall promptly notify the other Parties in writing if it becomes aware (which shall mean such Party’s actual knowledge) of any fact, change, condition, circumstance, or occurrence or nonoccurrence of any event that causes any representation or warranty of such Party to be inaccurate such that such inaccuracy will result in the conditions of the other party set forth in Section 6 becoming incapable of being satisfied.

5.16         Lack of Consent for Transfer of Franchises.  If, notwithstanding satisfaction or waiver of the conditions stated in Section 6, as of Closing any Franchising Authority has not consented to the transfer to Buyer of a cable television franchise or a judgment has been entered enjoining or disapproving the transfer of such cable television franchise to Buyer, such cable television franchise shall be excluded from the Assets conveyed at Closing.  Closing shall occur with respect to all other Assets, and Buyer shall pay the full Purchase Price in accordance with this Agreement.  In such case, at Closing, Sellers and Buyer shall execute and deliver a Management Agreement in the form attached hereto as Exhibit B (the “Management Agreement”), pursuant to which Buyer shall manage the applicable System (or portion thereof) and Seller’s performance under the applicable cable television franchise, subject to the following: (a) Buyer shall bear all expenses relating to such cable television franchise and the area served by such cable television franchise and the operation thereof and shall receive all revenues resulting from such area as its management fee; and (b) such management shall continue with respect to any such cable television franchise and the area served under such cable television franchise until the earlier of (i) revocation of such cable television franchise in an action from which no further appeal may be taken, as a result of the transactions described in this Section 5.16; (ii) the entry by a court of an order terminating such cable television franchise; (iii) 180 days after the Closing Date; and (iv) the date on which the applicable Franchising Authority consents to the transfer of such cable television franchise to Buyer (the “Management Period”).  Upon the termination of the Management Period, the Management Agreement shall terminate without any liability hereunder for the exclusion of any such cable television franchise from the Assets conveyed at Closing, and, upon receipt of all necessary approvals, Sellers shall assign and transfer to Buyer the cable television franchise by instruments in form and substance identical to those by which Assets shall have been transferred and assigned to Buyer at Closing.

5.17         Transition Planning.  At all times from the date of this Agreement until the Closing, subject to applicable confidentiality protections and consistent with applicable Legal Requirements, the Sellers shall assist Buyer on transition and integration planning as reasonably requested by Buyer in order to facilitate the transition of the Systems from the ownership of the Sellers to the ownership of the Buyer, including such reasonable access as necessary with respect to billing, customer care, technical support and other similar back office functions relating to the Systems; provided, however, that Buyer shall not have access to Sellers’ customer billing software but shall have full access to all billing data and related information.

5.18         Transition Services Agreement.  At Closing, Sellers and Buyer shall execute and deliver a Transition Services Agreement in the form attached hereto as Exhibit C (the “TSA”), pursuant to which for a period of no less than 90 days after Closing, Sellers shall make available to Buyer the services of certain employees of the Business located in New York State to perform certain corporate services as outlined in the TSA for an amount equal to One Hundred Thirty-Three Thousand Three Hundred Thirty-Four Dollars ($133,334) a month.

5.19         Use of Trademark.  For a period of ninety (90) days after Closing, Buyer shall have the right to use the trademark listed in Schedule 2.2 or any derivatives thereof that are not part of the Assets.

6.             CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLERS TO CLOSE.

6.1           Conditions Precedent to Obligations of Buyer to Close.  The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer for purposes of consummating such transactions:

6.1.1        Representations and Warranties.  All representations and warranties of the Sellers contained in this Agreement (disregarding any qualifications regarding materiality or Material Adverse Effect), other than the representations and warranties in Section 3.1, Section 3.3, and Section 3.6, shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct as of such date only), except for changes which are permitted or contemplated pursuant to this Agreement or specifically consented to by the Buyer in writing or to the extent that the failure of such representations and warranties of the Sellers contained in this Agreement to be true and correct, individually or in the aggregate, at and as of the Closing (or in respect of any such representation or warranty that is expressly made as of a specified date, as of such date only) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The representations and warranties of the Sellers contained in Section 3.1 and Section 3.3 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any such representation or warranty that is expressly made as of a specified date, which shall be true and correct in all respects as of such date only), except for changes which are permitted or contemplated pursuant to this Agreement or specifically consented to by the Buyer in writing. The representations and warranties of Sellers contained in Section 3.6 (disregarding any qualifications regarding materiality or Material Adverse Effect), shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except for changes which are permitted or contemplated pursuant to this Agreement or specifically consented to by the Buyer in writing.

6.1.2        Covenants and Conditions.  Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

6.1.3        No Injunction, Etc.  There shall not be in effect a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement.

6.1.4        Consents.  Sellers shall have obtained and delivered to Buyer:  (a) Consents pursuant to franchises listed on Schedule 6.1.4 covering a number of RGUs, which when added to the number of RGUs covered by Franchises that do not require Consent, shall equal at least 90% of the total number of RGUs set forth on Schedule 6.1.4, (b) the Consents of the Governmental Authorities set forth on Schedule 6.1.4 related to Telecommunications Authorizations and (c) those Consents on Schedule 6.1.4.

6.1.5        HSR.  All filings under the HSR Act shall have been made and the applicable waiting periods under the HSR Act, including any extensions thereof, shall have expired or been terminated.

6.1.6        Deliveries.  Sellers shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 7.2.

6.1.7        No Material Adverse Effect.  Since the date hereof, no Material Adverse Effect shall have occurred.

6.1.8        Releases.  Sellers shall have delivered all instruments and documents necessary to release any and all Liens (other than Permitted Encumbrances) on the Assets, including appropriate UCC financing statement amendments (termination statements).

6.1.9        Financial Statements.  Buyer shall have received the Interim Financial Statements required to have been delivered pursuant to Section 5.12.

6.1.10      Company’s Accountants’ Consent.  Buyer shall have received the written consent of the Company’s accountants to the inclusion of the auditor’s reports of the Company’s accountants for filing on the Closing Form 8-K in the form attached hereto as Exhibit D; provided that in the event that Buyer shall have failed to deliver a final draft of the Closing Form 8-K to Sellers and the Company’s accountants at least 5 business days prior to Closing, then this condition shall be automatically waived without further action of any Party, shall not be a condition to Closing and shall not be covered by Section 6.1.2, and Sellers shall have no liability hereunder.

6.2           Conditions Precedent to Obligations of Sellers to Close.  The obligations of Sellers to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, at or before the Closing, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Sellers for purposes of consummating such transactions:

6.2.1        Representations and Warranties.  All representations and warranties of the Buyer contained in this Agreement (disregarding any qualifications regarding materiality) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such date only).

6.2.2        Covenants and Conditions.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.2.3        No Injunction.  There shall not be in effect a Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement.

6.2.4        HSR.  All filings under the HSR Act shall have been made and the applicable waiting periods under the HSR Act, including any extensions thereof, shall have expired or been terminated.

6.2.5        Deliveries.  Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 7.3.

7.             CLOSING AND CLOSING DELIVERIES.

7.1           Closing.  Subject to the satisfaction or waiver of all of the conditions to Closing set forth in Section 6, the Closing shall occur on the fifth (5th) business day after the date on which all of the conditions to Closing set forth in Sections 6.1.4, 6.1.5, 6.1.9 and 6.2.4, shall have been satisfied or waived by the party entitled to benefit therefrom (the “Closing Date”).  The Closing shall be held at the offices of Hogan & Hartson LLP at 7930 Jones Branch Drive, McLean, Virginia 22102 at 10:00 a.m. local time or at such other location or time as the parties may agree.  Notwithstanding the foregoing, the parties agree that the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

7.2           Deliveries by Sellers.  Prior to or on the Closing Date, the Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

7.2.1        Transfer Documents.  A bill of sale and assignment of assets, and such lease assignments, deeds, vehicle titles, and other documents or instruments as may be reasonably necessary to transfer title to the Assets from Sellers to Buyer, each in a form reasonably acceptable to the Buyer, duly executed by one or more Sellers, as applicable;

7.2.2        Consents.   A copy of each Company Consent received prior to Closing;

7.2.3        Legal Opinion.  A legal opinion of Dow Lohnes PLLC, corporate counsel to Sellers, in the form attached hereto as Exhibit E.

7.2.4        Secretary’s Certificate.  Certificates, dated as of the Closing Date, executed by the Secretaries of the Company, Member and the Sellers, without personal liability:  (i) certifying that the resolutions, as attached to such certificate, were duly adopted by the Member, the Company and Sellers, respectively, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of the person signing this Agreement on behalf of Member, the Company and any Seller;

7.2.5        Certificate.  A certificate, executed by a duly authorized officer of each Seller, without personal liability, certifying that the conditions set forth in Sections 6.1.1, and 6.1.2 have been satisfied;

7.2.6        Lien Releases; Payoff Letters.  Releases of all Liens affecting any of the Assets, except for Permitted Encumbrances, and the Payoff Letters;

7.2.7        Management Agreement.  If required, the Management Agreement, duly executed by Sellers;

7.2.8        Escrow Agreement.  The Escrow Agreement in the form of Exhibit A hereto, duly executed by the Sellers and the Escrow Agent;

7.2.9        FIRPTA Affidavit.  An affidavit of each Seller, under penalty of perjury, that such Seller is not a “foreign person” (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act, in a form mutually agreed to by Buyer and Sellers; and

7.2.10      TSA.  The TSA, duly executed by Sellers.

7.3           Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver to the Sellers the following, in form and substance reasonably satisfactory to the Sellers and their counsel:

7.3.1        Purchase Price.  The Purchase Price in accordance with Section 2.4.2;

7.3.2        Transfer Documents.  An Assignment and Assumption Agreement as may be necessary for Buyer to assume the Assumed Liabilities, in a form reasonably acceptable to Sellers, duly executed by Buyer;

7.3.3        Secretary’s Certificate.  A certificate, dated as of the Closing Date, executed by Buyer’s Secretary, without personal liability:  (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of the person signing this Agreement on behalf of Buyer;

7.3.4        Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying, without personal liability, that the conditions set forth in Sections 6.2.1 and 6.2.2 are satisfied;

7.3.5        Management Agreement.  If required, the Management Agreement, duly executed on behalf of Buyer;

7.3.6        Escrow Agreement.  The Escrow Agreement in the form of Exhibit A hereto duly executed by Buyer;

7.3.7        TSA.  The TSA hereto duly executed by Buyer; and

7.3.8        Legal Opinion.  A legal opinion of Hogan & Hartson LLP,  corporate counsel to Buyer, in the form attached hereto as Exhibit F.

8.           TERMINATION.

8.1           Method of Termination.  This Agreement may be terminated or abandoned only as follows:

8.1.1        By the mutual written agreement of Buyer, on the one hand and Sellers, on the other hand;

8.1.2        by Buyer, at any time, provided that Buyer is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if any Seller breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1.1 or Section 6.1.2 if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of the Sellers, such breach has not been cured by thirty (30) days following the Sellers’ receipt of written notice thereof (such 30-day period, “Sellers’ Cure Period”) or waived by Buyer;

8.1.3        by Sellers, at any time, provided that no Seller is then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if the Buyer breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2.1 or Section 6.2.2 if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of the Buyer, such breach has not been substantially cured by thirty (30) days following Buyer’s receipt of written notice thereof (such 30-day period, “Buyer’s Cure Period”) or waived by Sellers;

8.1.4        By Buyer after six (6) months from the date of this Agreement, plus the unexpired Seller’s Cure Period plus one day if any of the conditions set forth in Section 6.1 hereof to which the obligations of Buyer are subject (other than the conditions set forth in Section 6.1.6) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or nonfulfillment of any covenant or agreement by Buyer contained in this Agreement; or

8.1.5        By the Sellers after six (6) months from the date of this agreement plus the unexpired Buyer’s Cure Period plus one day, if any of the conditions set forth in Section 6.2 hereof to which the obligations of the Sellers are subject (other than the conditions set forth in Section 6.2.5) have not been fulfilled or waived, and provided that the failure to fulfill such condition is not a result of a breach of warranty or representation or nonfulfillment of any covenant or agreement by Sellers contained in this Agreement.

8.2           Rights Upon Termination.

8.2.1        In the event of a termination of this Agreement pursuant to Section 8.1.1, Section 8.1.4 or Section 8.1.5 hereof, each Party shall pay the costs and expenses incurred by it in connection with this Agreement, and no Party (or any of its officers, directors, employees, agents, representatives or Member) shall be liable to any other Party for any cost, expense, damage or loss hereunder.

8.2.2        In the event of a termination of this Agreement by Buyer pursuant to Section 8.1.2 hereof, Buyer shall have the right to pursue any legal or equitable remedies for breach of contract or otherwise.  In the event of any action to enforce this Agreement, each Seller hereby waives the defense that there is an adequate remedy at law and shall not require the posting of bond or other security.

8.2.3        In the event of a termination of this Agreement by Sellers pursuant to Section 8.1.3, the Buyer shall, (a) within three (3) business days after termination of this Agreement pay Sellers Ten Million Dollars ($10,000,000) plus Sellers’ reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement as liquidated damages (the “Liquidated Damages”), which Liquidated Damages shall be Sellers’ sole and exclusive remedy for any breach or failure to perform by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement and, (b) following receipt of an invoice therefor, promptly (in any event within three (3) business days) pay all of Sellers’ reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Sellers on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Seller Expenses”).  The Liquidated Damages and the Seller Expenses shall be the sole and exclusive remedy of Sellers in the event of such termination and shall be in lieu of any other remedies at law or in equity to which Sellers might otherwise be entitled, including on account of punitive damages, and in no event shall Sellers, the Company or the Member seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to (i) any Loss suffered as a result of the failure of the Closing to occur, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Sellers of the Liquidated Damages and the Seller Expenses, none of Buyer, Shentel nor any of its Affiliates shall have any further liability or obligation to the Sellers, the Company or the Member relating to or arising out of this Agreement or the transactions contemplated hereby, in each case, other than the Liquidated Damages and Seller Expenses and the last sentence of this Section 8.2.3.  The parties hereto acknowledge and agree that the Liquidated Damages to be paid by Buyer to compensate Sellers for such damages are liquidated damages, and that any such amounts paid pursuant to this Section 8.2.3 represent liquidated damages and not a penalty.  Notwithstanding anything to the contrary contained herein, in the event of any dispute regarding the payment of Liquidated Damages and Seller Expenses, the prevailing party in such dispute shall be entitled to the reimbursement of reasonable counsel fees, costs and expenses by the non-prevailing party in addition to any other amounts due from the non-prevailing party.

8.3           Section 8.2 and Article 10 survive termination of the Agreement.

9.             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

9.1           Survival of Representations and Warranties.  All of the Parties’ representations, warranties and covenants (to the extent to be fully performed before Closing) contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except for the Core Representations, which shall survive the Closing until the close of the ninetieth day following the expiration of the applicable statute of limitations and except for the representation of Sellers in Section 3.22(b) hereof, which shall not survive the Closing.  For purposes of this Agreement the “Core Representations” shall be those representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.9, Section 3.14, Section 4.1 and Section 4.2.  The covenants of the Parties hereunder to be performed in whole or in part after Closing shall survive until thirty (30) days after the date on which such covenants are performed in full.

9.2           Indemnification by Sellers.  After the Closing, each of the Sellers jointly and severally agrees to indemnify and hold Buyer, its employees, officers, directors, stockholders, advisers and representatives (collectively, the “Buyer Indemnitees”) harmless from and against all liability, loss, damage, claim, injury, interest and penalty and all costs and expenses (including reasonable counsel fees and costs and expenses of any suit related thereto or relating to investigating, preparing, defending against or prosecuting any such suit) of any kind or character (collectively, “Losses”) suffered or incurred by the Buyer Indemnitees arising from (a) any breach of any representation or warranty of Sellers contained in this Agreement or any Transaction Document to which any Seller is a party, other than any breach of Section 3.22(b) hereof; (b) any failure to perform or observe any covenant or agreement of the Sellers in this Agreement or any Transaction Document to which any Seller is a party; (c) all liabilities and obligations of Sellers that are Excluded Liabilities; and (d) unsuccessful claim by Sellers against Buyer pursuant to this Agreement or any Transaction Document.  Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the sole and exclusive remedy for any Buyer Indemnitee for any Losses suffered or incurred by a Buyer Indemnitee with respect to environmental matters, including Seller Environmental Liabilities, breach of any Environmental Law, with respect to Hazardous Materials or otherwise, shall be for a breach of representations and warranties and not for any indemnification for any Seller Environmental Liabilities.

9.3           Indemnification by Buyer.  After the Closing, Buyer agrees to indemnify and hold Sellers, the Member, the Company and their respective employees, officers, directors, stockholders, advisers and representatives (collectively, the “Seller Indemnitees”) harmless from and against all Losses suffered or incurred by the Seller Indemnitees arising from (a) any breach of any representation or warranty of Buyer contained in this Agreement or any Transaction Document to which Buyer is a party, (b) any failure to perform or observe any covenant or agreement of Buyer contained in this Agreement or any Transaction Document to which Buyer is a party, (c) the Business or operation of the Systems from and after the Adjustment Time, or (d) any unsuccessful claim by Buyer against Sellers pursuant to this Agreement or any Transaction Document.

9.4           Limitations on Indemnification.

9.4.1        Neither the Sellers nor the Buyer, as the case may be, will have an obligation to indemnify the other Person under Section 9.2(a) or Section 9.3(a), as the case may be, until the aggregate amount of such other party’s Losses exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the “Basket Amount”), provided that if the amount of the Losses exceeds the Basket Amount then Buyer or Sellers, as the case may be, shall be liable for all such Losses (including the Basket Amount) from and including the first dollar of any Losses.  Notwithstanding the foregoing, Sellers shall indemnify Buyer Indemnified Parties for any Losses of the Buyer Indemnified Party related to a breach of the Core Representations without giving effect to this Section 9.4.1.

9.4.2        Notwithstanding anything to the contrary contained in this Agreement, the aggregate maximum indemnifiable liability of Sellers under Section 9.2(a) (inclusive of the Core Representations) or of the Buyer under Section 9.3(a), as the case may be, shall be limited to Ten Million Dollars ($10,000,000).  For the avoidance of doubt, the maximum amounts payable under any clause of this Section 9.4.2 shall be reduced by any amount previously paid under Section 9.2 or Section 9.3, as applicable.

9.5           Procedures.  The procedure for indemnification shall be as follows:

9.5.1        The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the Parties (a “Direct Claim”) or brought by a third party, specifying (i) to the Claimant’s knowledge, the factual basis for such claim; and (ii) a good faith estimate of the amount of the claim, if such amount is capable of estimation.  If the claim relates to an action, suit or proceeding filed by a third party against Claimant (a “Third Party Claim”), such notice shall be given reasonably promptly by Claimant to the Indemnifying Party after written notice of such Third Party Claim is received by Claimant; provided, however, that the failure of the Claimant to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations under this Article 9 unless, and only to the extent that, the Indemnifying Party has been prejudiced thereby.

9.5.2        Following receipt of notice from the Claimant of a Direct Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of such 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms and in accordance with the procedures set forth herein, including Section 9.4 and Section 9.6.  If the Claimant and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedies.

9.5.3        With respect to any Third Party Claim as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right to undertake the defense of, or opposition to, such Third Party Claim with counsel selected by such Indemnifying Party, subject to the Indemnifying Party’s notifying the Claimant, in writing promptly after receipt of the Claimant’s notice of Claim, of its intention to assume such defense or opposition. The Claimant shall cooperate fully with the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of, or opposition to, any Third Party Claim, the Claimant shall have the right to participate in the defense of, or opposition to, such claim at its own expense; provided, however, if, in the reasonable opinion of counsel for the Claimant, there would be a conflict of interest if the Indemnifying Party’s counsel represented both the Indemnifying Party and the Claimant, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel selected by the Claimant to participate in such defense or opposition.

9.5.4        In the event the Indemnifying Party (i) does not elect to assume control or otherwise participate in the defense of, or opposition to, any Third Party Claim or (ii) is not entitled to assume control of the defense of, or opposition to,  any such Third Party Claim, the Indemnifying Party shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, the Claimant shall not have the right to consent or otherwise agree to any monetary or non-monetary settlement or relief, including injunctive relief or other equitable remedies, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned.  In the event that the Indemnifying Party assumes control of the defense of, or opposition to, any Third Party Claim, the Claimant shall be bound by the results obtained by the Indemnifying Party with respect to such claim; provided that the Indemnifying Party shall not have the right to consent or otherwise agree to any non-monetary settlement or relief, including injunctive relief or other equitable remedies, without the prior written consent of the Claimant, which consent will not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, neither the Indemnifying Party nor the Claimant shall settle or compromise any such claim or demand unless the Claimant or the Indemnifying Party, respectively, is given a full and complete release of any and all Losses by all relevant parties relating thereto.

9.5.5        If a claim, whether a Direct Claim or a Third Party Claim, requires immediate action, the Parties will work in good faith to reach a decision with respect thereto as expeditiously as possible.

9.6           Additional Limitations.

9.6.1        The amount of any Losses of any Person subject to indemnification under this Article 9 shall be reduced by the amount, if any, received by the Claimant from any third Person (including any insurance provider), less the amount of any Insurance Costs incurred in connection with collecting any such amounts (such amount being referred to herein as a “Third Party Reimbursement”), with respect to the Losses suffered thereby.  If, after receipt by a Claimant of any indemnification payment hereunder, such Claimant receives a Third Party Reimbursement in respect of the same Losses for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnifiable Losses, then the Claimant shall accept such Third Party Reimbursement for the account of the Indemnifying Party and shall turn over all of such Third Party Reimbursement, less any Insurance Costs incurred in connection with collecting any such amounts, to the Indemnifying Party up to the amount of the indemnification paid by the Indemnifying Party pursuant to this Agreement.

9.6.2        Notwithstanding anything to the contrary contained in this Article 9, the Parties shall use their respective commercially reasonable efforts to cooperate to make available any insurance coverage or other Third Party Reimbursements for third party claims subject to the reasonable discretion of Buyer regarding whether it will separately pursue any such Third Party Reimbursement.  Upon Sellers’ or the Company’s request, Buyer shall take any steps necessary to provide Sellers and the Company with the right of subrogation to pursue any insurance coverage or other Third Party Reimbursements for third party claims.  Nothing contained in this paragraph shall require any party to maintain, continue or obtain any insurance coverage.

9.6.3        EXCEPT IN THE EVENT OF A THIRD PARTY CLAIM OR CRIMINAL VIOLATIONS OF LAW, NO CLAIMS OR CAUSES OF ACTION ARISING UNDER OR RESULTING FROM THIS AGREEMENT, OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE ASSERTED BY ANY PARTY OR ANY OTHER PERSON AGAINST A PARTY FOR PUNITIVE, SPECIAL, EXEMPLARY, CONTINGENT, INCIDENTAL, SPECULATIVE, CONSEQUENTIAL DAMAGES THAT ARE NOT REASONABLY FORESEEABLE BY SUCH OTHER PARTY (INCLUDING LOST PROFITS OR REVENUE) OR FOR DIMINUTION IN VALUE (OTHER THAN AS TO THE COST TO REPAIR OR REPLACE THE AFFECTED ASSETS DETERMINED AS OF THE CLOSING DATE ARISING FROM A BREACH BY SELLERS OF THIS AGREEMENT).

9.7           Materiality.  The Parties acknowledge and agree that for purposes of calculating the amount of Losses caused by the breach of a representation, warranty or covenant, all “Material Adverse Effect” and “material” qualifications contained in the representations, warranties and covenants shall be disregarded.

9.8           Sole Remedy.  After the Closing, the indemnification relief afforded by the provisions of this Article 9 shall be the sole and exclusive remedy of a Claimant for matters arising under this Agreement and the Transaction Documents, the transactions contemplated hereby or thereby or for the negotiation, execution, delivery and performance hereof or thereof, whether for tort, breach of contract or otherwise, except with respect to fraud, and by agreeing to such provisions, the Parties are deemed to have made an election of remedies in favor of indemnification in lieu of other remedies.  However, nothing in this Article 9 shall preclude Buyer from seeking the remedy of specific performance of this Agreement pursuant to Section 10.16.

9.9           Claims Unaffected by Investigation.  The rights of the Parties and their Affiliates to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.

10.           MISCELLANEOUS.

10.1         Notices

.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing; (ii) delivered by personal delivery, facsimile transmission (with telephonic confirmation) or sent by commercial delivery service or certified mail, return receipt requested; (iii) deemed to have been given on the date of personal delivery, facsimile transmission (with telephonic confirmation), or the date set forth in the records of the delivery service or on the return receipt; and (iv) addressed as follows:

If to Sellers:	c/o MCG Capital Corporation
1100 Wilson Boulevard
Suite 3000
Arlington, VA 22209
Attention: Robert Marcotte
Facsimile: (703) 247-7505
Telephone: (703) 562-7106
E-mail:	rmarcotte@mcgcapital.com

With a copy to:	c/o MCG Capital Corporation
1100 Wilson Boulevard
Suite 3000
Arlington, VA 22209
Attention: Samuel G. Rubenstein
Facsimile: (703) 247-7540
E-mail:	srubenstein@mcgcapital.com

Dow Lohnes PLLC
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention: William S. Dudzinsky, Jr.
Facsimile: (202) 776-2222
Telephone: (202) 776-2000
E-mail: wdudzinsky@dowlohnes.com

If to Buyer:	Shentel Cable Company
500 Shentel Way (hand delivery or overnight delivery)
PO Box 459 (US Mail)
Edinburg, VA 22824
Attention: General Counsel
Facsimile: (540) 984-8192
Telephone: (540) 984-5320
E-mail: ann.flowers@emp.shentel.com

With a copy to:	Hogan & Hartson LLP
Park Place II
7930 Jones Branch Drive
McLean, VA 22102
Attention: Richard T. Horan, Jr.
Facsimile: (703) 610-6200
E-mail: rthoran@hhlaw.com

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.1.

10.2         No Assignment; Benefit and Binding Effect.  No Party may assign this Agreement without the prior written consent of the other Parties, except as expressly permitted in this Section 10.2.  Buyer may assign this Agreement and its rights and interests herein, subject to the terms of this Agreement (including applicable conditions, limitations and qualifications hereunder): (a) for collateral security purposes to any lender providing financing to Buyer or its Affiliates for purposes of consummating the transactions contemplated by this Agreement (and any such lender may exercise all or any of the rights  and remedies of Buyer hereunder after the date of this Agreement) and (b) to any successor, assignee or designee of the lender that is a purchaser or assignee of the Assets in connection with such lender’s exercise of its rights and remedies under its collateral pledge hereof.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.3         Governing Law/Consent to Jurisdiction.  This Agreement and the rights of the Parties under it will be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles of such state.  THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE COMMONWEALTH OF VIRGINIA AND OF THE UNITED STATES LOCATED IN THE COMMONWEALTH OF VIRGINIA FOR THE PURPOSE OF ANY LITIGATION RELATING TO THIS AGREEMENT AND WAIVE ANY OBJECTION THAT THEY AT ANY TIME MAY HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT AND/OR TO ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING AND AGREE THAT THE SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO ANY OTHER PARTY AT SUCH OTHER PARTY’S ADDRESS SET FORTH ON THE SIGNATURE PAGE HERETO.  IN THE ALTERNATIVE, IN ITS DISCRETION, ANY OF THE PARTIES MAY EFFECT SERVICE UPON ANY OTHER PARTY IN ANY OTHER FORM OR MANNER PERMITTED BY LAW.

10.4         Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS OR RELATIONSHIPS CREATED UNDER OR BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION OF THIS AGREEMENT WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY.

10.5         Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

10.6         Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

10.7         Entire Agreement.  This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof.  Notwithstanding the foregoing or anything set forth in the Confidentiality Agreement, the Parties agree that the Confidentiality Agreement shall remain in full force and effect until the Closing hereunder and the return or destruction of all of the Evaluation Materials (as defined therein) with a certificate certifying to such destruction being delivered to the Parties.  If this Agreement is terminated in accordance with its terms, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.  All schedules and exhibits attached to this Agreement, including the Confidentiality Agreement executed by the parties in contemplation of this Agreement, shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.  This Agreement supersedes all prior negotiations among Buyer and the Sellers with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by all Parties.

10.8         Further Assurances.  All Parties covenant that at any time, and from time to time, after the Closing Date, it or they will execute such additional instruments and take such actions as may be reasonably requested by any Party to effect the transactions contemplated by this Agreement.

10.9         Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.10       Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Legal Requirements and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.11       Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile transmission shall be deemed to be an original signature.

10.12       No Third Party Beneficiaries.  This Agreement constitutes an agreement solely among the Parties and the Guarantors, and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable on any Person (including any employee or former employee of the Company or Sellers) other than the Parties and the Guarantors and their respective successors or permitted assigns and the Buyer Indemnitees and the Seller Indemnitees, solely with respect to Article 9, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement.

10.13       Construction.  This Agreement has been negotiated by Buyer and the Sellers and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement. In this Agreement (a) the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph, or clause in which the respective word appears, (b) words importing gender include the other gender as appropriate, (c) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference, (d) unless otherwise stated, references to any Section, Article, Schedule or Exhibit are to such Section or Article of, or Schedule or Exhibit to, this Agreement, (e) the words “include”, “includes”, and “including” are deemed in each case to be followed by the words “without limitation” and (f) the word “shall” denotes a directive and obligation, and not an option. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Disclosure of information included on any disclosure schedule (or portion of any disclosure schedule) shall be considered disclosures for all other disclosure schedules (or other portions of other disclosure schedules) to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other disclosure schedules (or other portions of disclosure schedules). In addition, (a) the fact that any disclosure on any schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (b) disclosure of a particular matter on any schedule shall not be construed to mean that such matter is material or would reasonably be expected to have a Material Adverse Effect.

10.14       Shentel Guarantee.

10.14.1    Subject to the provisions of this Section 10.14, Shentel hereby fully, unconditionally and irrevocably guarantees to Member the due and punctual payment of the Liquidated Damages and the Seller Expenses (but no other payments or amounts).  Shentel hereby acknowledges that, with respect to Buyer’s obligations with respect to the Liquidated Damages and the Seller Expenses, this guaranty shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Buyer but shall be subject to any defenses Buyer may have under this Agreement, except to the extent otherwise set forth in this Section 10.14.1.  Shentel hereby waives diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Buyer, any right to require a proceeding first against Buyer, the benefit of discussion, protest or notice and all demands whatsoever, and covenants that this guaranty will not be discharged as to any obligation except by satisfaction of such obligation in full.  Shentel hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against Buyer that arise from the existence, payment, performance or enforcement of its obligations under this guaranty and this Agreement, including any right of reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of Member against Buyer or any collateral which Member hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.  To the fullest extent permitted by Legal Requirements, the obligations of Shentel hereunder shall not be affected by (a) the failure of a party to assert any claim or demand or to enforce any right or remedy against Buyer pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement constituting, related to or resulting from a breach of this Agreement by Buyer and (c) any change in the existence (corporate or otherwise) of Buyer or Shentel or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets.  Shentel acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.14 are knowingly made in contemplation of such benefits.

10.14.2    Shentel hereby represents and warrants to Member as follows:  (a) Shentel is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate authority to execute, deliver and perform this Agreement according to its terms; (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Shentel have been duly authorized by all necessary corporate action on the part of Shentel; (c) this Agreement has been duly executed and delivered by Shentel and constitutes the legal, valid and binding obligation of Shentel enforceable against Shentel in accordance with its terms, except as the enforceability of this Agreement may be limited by the Enforceability Exceptions; and (d) the execution, delivery and performance of this Agreement by Shentel:  (1) do not require the consent of any Person, (2) do not conflict with the organizational documents of Shentel, and (3) do not conflict in any material respect with, result in a material breach of, or constitute a material default under any Legal Requirement applicable to Shentel or any material contract to which Shentel is a party or by which Shentel or its assets may be bound.

10.15       Company and Member Guarantee.

10.15.1    Subject to the provisions of this Section 10.15, the Company and the Member hereby fully, unconditionally and irrevocably guarantee to Buyer the prompt and complete payment and performance of all the obligations of Sellers hereunder.  The Company and the Member hereby acknowledge that this guaranty shall be a guaranty of payment and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Sellers but shall be subject to any defenses Sellers may have under this Agreement or at law or in equity, except to the extent otherwise set forth in this Section 10.15.1.  The Company and the Member hereby waive diligence, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Sellers, any right to require a proceeding first against Sellers, the benefit of discussion, protest or notice and all demands whatsoever, and covenant that this guaranty will not be discharged as to any obligation except by satisfaction of such obligation in full.  The Company and the Member hereby irrevocably waive any claim or other rights which it may now or hereafter acquire against Sellers that arise solely from the existence, payment, performance or enforcement of its obligations under this guaranty, including any right of reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of Buyer against Sellers or any collateral which Buyer hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Sellers, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights.  To the fullest extent permitted by Legal Requirements, the obligations of the Company and the Member hereunder shall not be affected by (a) the failure of a party to assert any claim or demand or to enforce any right or remedy against any Seller pursuant to the provisions of this Agreement or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement or the invalidity or unenforceability (in whole or in part) of this Agreement constituting, related to or resulting from a breach of this Agreement by any Seller and (c) any change in the existence (corporate or otherwise) of Sellers, the Company or the Member or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets.  The Company and the Member acknowledge that they will receive direct and indirect benefits from the consummation of the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.15.1 are knowingly made in contemplation of such benefits.

10.15.2    The Company and the Member hereby represent and warrant as follows: (a) Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder (b) the Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and the Member have been duly authorized by all necessary limited liability company action on the part of the Member and the Company; (d) this Agreement has been duly executed and delivered by the Member and the Company and constitutes the legal, valid and binding obligation of the Member and the Company enforceable against the Member and the Company in accordance with its terms, except as the enforceability of this Agreement may be limited by the Enforceability Exceptions; and (e) the execution, delivery and performance of this Agreement by the Member and the Company:  (1) do not require the consent of any Person, (2) do not conflict with the organizational documents of the Member or the Company, and (3) do not conflict in any material respect with, result in a material breach of, or constitute a material default under any Legal Requirement applicable to the Member or the Company or any material contract to which the Member or the Company is a party or by which the Member or the Company or their respective assets may be bound.

10.16       Specific Performance.  Sellers recognize and agree that Buyer has relied on this Agreement and expended considerable effort and resources related to the transactions contemplated hereunder, that the right and benefits conferred upon Buyer herein are unique, and that damages may not be adequate to compensate Buyer in the event that the Sellers refuse to consummate the transactions contemplated hereunder or Sellers fail to perform any obligations herein in accordance with the terms and conditions hereof.  The Parties therefore agree that, in addition to any and all remedies available to Buyer, prior to Closing, Buyer shall be entitled, at its option, to an injunction or injunctions to prevent breaches by Sellers of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which Buyer is entitled at law or in equity.  If any action is brought by Buyer to enforce this Agreement, Sellers shall waive the defense that there is an adequate remedy at law and the requirement that Buyer post a bond.  Any action between Buyer, on the one hand, and any Seller, on the other hand, with respect to such matters shall be brought and maintained only in the state or U.S. Federal courts in the Commonwealth of Virginia, and Buyer and the Sellers each waives any right to object to any such court as an inconvenient or improper forum.  In the event of any action for specific performance, the prevailing party in such dispute shall be entitled to the reimbursement of reasonable counsel fees, costs and expenses by the non-prevailing party.  The parties acknowledge and agree that no Seller nor any of its Affiliates shall have the right to specific performance or injunctive or equitable relief against Buyer or any Affiliate of Buyer.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by Buyer, Sellers, Shentel, the Company and the Member as of the date first above written.

SELLER:
JETBROADBAND VA, LLC

By:
Name:
Title:

SELLER:
HELICON CABLE COMMUNICATIONS, LLC,

By:
Name:
Title:

SELLER:
JETBROADBAND WV, LLC

By:
Name:
Title:

BUYER:

SHENTEL CABLE COMPANY

By:
Name:	Christopher E. French
Title:	President

SOLELY FOR PURPOSES OF SECTION 10.14:

SHENANDOAH TELECOMMUNICATIONS COMPANY

By:
Name:	Christopher E. French
Title:	President

SOLELY FOR PURPOSES OF SECTION 10.15:

MEMBER:
JETBROADBAND HOLDINGS, LLC

By:
Name:
Title:

COMPANY:
HELICON CABLE HOLDINGS, LLC

By:
Name:
Title:

LIST OF EXHIBITS AND SCHEDULES

Schedule A: Communities
Schedule B:  Permitted Encumbrances
Schedule 1.3: Offers, Promotions and Discounts
Schedule 2.2: Excluded Assets
Schedule 2.6.2: Sample Preliminary Report
Schedule 3.2.1: Limited Liability Membership Interests
Schedule 3.4: Company Consents
Schedule 3.5: Licenses
Schedule 3.7.1: Owned Real Property
Schedule 3.7.2 Leased Real Property
Schedule 3.8: Contracts
Schedule 3.9: Taxes
Schedule 3.10: Claims and Legal Actions
Schedule 3.11: Compliance
Schedule 3.12.1: Employees
Schedule 3.12.2: Employees Not Terminable at Will
Schedule 3.12.3: Labor Disputes
Schedule 3.12.4: Collective Bargaining Agreements
Schedule 3.12.5: Litigation Involving Employees
Schedule 3.13.1: Benefit Plans
Schedule 3.13.2: Employment Plan Compliance
Schedule 3.13.3: Liabilities
Schedule 3.13.4: Acceleration Payments
Schedule 3.13.5: Post-Employment Benefits
Schedule 3.14(a): Environmental Matters Compliance
Schedule 3.14(b): Hazardous Materials
Schedule 3.14(c): Environmental Claims
Schedule 3.14(d): Environmental Permits
Schedule 3.14(e): Release
Schedule 3.14(f): Notices
Schedule 3.14(g): CERCLA
Schedule 3.14(h): Misc.
Schedule 3.14(i): Hazardous Substances
Schedule 3.15(a): FCC and Copyright Compliance
Schedule 3.15(d): FCC Reports
Schedule 3.15(f): 626 Notices
Schedule 3.15(g): Station Status
Schedule 3.15(h):  FCC Licenses and Telecommunications Authorizations
Schedule 3.16.1: Financial Statements
Schedule 3.16.2: Events, Changes or Circumstances Causing a Material Adverse Effect
Schedule 3.16.3: Undisclosed Liabilities
Schedule 3.17: Intellectual Property
Schedule 3.18: Insurance
Schedule 3.20: Transactions with Affiliates

Schedule 3.21: Brokers
Schedule 3.22(a): System Information
Schedule 3.22(b):  RGUs, HIS Subscribers, Telephony Subscribers and EBUs
Schedule 3.22(c): Cable TV Service Plants by Other Providers
Schedule 3.23(a):  Accounts Receivable Aging
Schedule 4.6: Brokers
Schedule 5.1: Conduct of the Business of the Systems
Schedule 5.4:  Costs and Expenses
Schedule 6.1.4: Franchises

Exhibit A: Escrow Agreement
Exhibit B: Management Agreement
Exhibit C: Transition Services Agreement
Exhibit D:  Form of Company’s Accountants’ Consent
Exhibit E:  Dow Lohnes Opinion
Exhibit F:  Hogan & Hartson Opinion